                                                                CONFORMED COPY











                                    364-DAY
                          REVOLVING CREDIT AGREEMENT


                                     among


                              LORAL CORPORATION,


                                CERTAIN BANKS,


                  MORGAN GUARANTY TRUST COMPANY OF NEW YORK,
                    as Documentation Agent and Co-Arranger


                                CHEMICAL BANK,
                    as Administrative Agent and Co-Arranger


                              BARCLAYS BANK PLC,
                                   as Agent


                                      and


                            CONTINENTAL BANK, N.A.,
                                   as Agent







                         Dated as of February 23, 1994

                               TABLE OF CONTENTS


                                                                          Page

SECTION 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . .  1

1.1   Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
1.2   Other Definitional Provisions . . . . . . . . . . . . . . . . . . .   16

SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS . . . . . . . . . . . . . . .   16

2.1   Revolving Credit Commitments  . . . . . . . . . . . . . . . . . . .   16
2.2   Revolving Credit Notes  . . . . . . . . . . . . . . . . . . . . . .   17
2.3   Procedure for Revolving Credit Borrowing  . . . . . . . . . . . . .   17
2.4   Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
      (a)  Commitment Fee . . . . . . . . . . . . . . . . . . . . . . . .   18
      (B)  Upfront Fee  . . . . . . . . . . . . . . . . . . . . . . . . .   18
      (c)  Other Fees . . . . . . . . . . . . . . . . . . . . . . . . . .   18
2.5   Termination or Reduction of Commitments . . . . . . . . . . . . . .   18
2.6   Prepayments . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
2.7   Conversion and Continuation Options . . . . . . . . . . . . . . . .   20
2.8   Minimum Amounts of Tranches . . . . . . . . . . . . . . . . . . . .   21
2.9   Interest Rates and Payment Dates  . . . . . . . . . . . . . . . . .   21
2.10  Computation of Interest and Fees  . . . . . . . . . . . . . . . . .   22
2.11  Inability to Determine Interest Rate  . . . . . . . . . . . . . . .   23
2.12  Pro Rata Treatment and Payments . . . . . . . . . . . . . . . . . .   23
2.13  Illegality  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25
2.14  Other Costs; Increased Costs  . . . . . . . . . . . . . . . . . . .   25
2.15  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
2.16  Indemnity . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
2.17  Purpose . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29

SECTION 3.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . .   30

3.1   Financial Condition . . . . . . . . . . . . . . . . . . . . . . . .   30
3.2   No Change . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
3.3   Corporate Existence; Compliance with Law  . . . . . . . . . . . . .   30
3.4   Corporate Power; Authorization; Enforceable Obligations . . . . . .   31
3.5   No Legal Bar  . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
3.6   No Material Litigation  . . . . . . . . . . . . . . . . . . . . . .   31
3.7   No Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
3.8   Ownership of Property; Liens  . . . . . . . . . . . . . . . . . . .   32
3.9   Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
3.10  Federal Regulations . . . . . . . . . . . . . . . . . . . . . . . .   32
3.11  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   32
3.12  Investment Company Act; Other Regulations . . . . . . . . . . . . .   33
3.13  Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . . . . .   33
3.14  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . .   33
3.15  Full Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . .   34

SECTION 4.  CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . .   34

4.1   Conditions of Initial Loans . . . . . . . . . . . . . . . . . . . .   34
4.2   Conditions to all Loans . . . . . . . . . . . . . . . . . . . . . .   37

SECTION 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . .   37

5.1   Financial Statements  . . . . . . . . . . . . . . . . . . . . . . .   38
5.2   Certificates; Other Information . . . . . . . . . . . . . . . . . .   38



5.3   Payment of Obligations  . . . . . . . . . . . . . . . . . . . . . .   39
5.4   Conduct of Business and Maintenance of Existence  . . . . . . . . .   39
5.5   Maintenance of Property; Insurance  . . . . . . . . . . . . . . . .   39
5.6   Inspection of Property; Books and Records; Discussions  . . . . . .   40
5.7   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   40
5.8   Environmental Laws  . . . . . . . . . . . . . . . . . . . . . . . .   41
5.9   Ratings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   42

SECTION 6.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . .   42

6.1   Financial Condition Covenants . . . . . . . . . . . . . . . . . . .   42
6.2   Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . . . . .   42
6.3   Limitation on Liens . . . . . . . . . . . . . . . . . . . . . . . .   43
6.4   Limitation on Fundamental Changes . . . . . . . . . . . . . . . . .   45
6.5   Limitation on Restricted Payments . . . . . . . . . . . . . . . . .   46
6.6   Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . .   46
6.7   Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   47
6.8   Sale and Leaseback  . . . . . . . . . . . . . . . . . . . . . . . .   47
6.9   Corporate Documents . . . . . . . . . . . . . . . . . . . . . . . .   48
6.10  Restrictions on Subsidiaries. . . . . . . . . . . . . . . . . . . .   48

SECTION 7.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . .   48

SECTION 8.  THE AGENTS  . . . . . . . . . . . . . . . . . . . . . . . . .   51

8.1   Appointment . . . . . . . . . . . . . . . . . . . . . . . . . . . .   51
8.2   Delegation of Duties  . . . . . . . . . . . . . . . . . . . . . . .   52
8.3   Exculpatory Provisions  . . . . . . . . . . . . . . . . . . . . . .   52
8.4   Reliance by Agents  . . . . . . . . . . . . . . . . . . . . . . . .   52
8.5   Notice of Default . . . . . . . . . . . . . . . . . . . . . . . . .   53
8.6   Non-Reliance on Agents and Other Banks  . . . . . . . . . . . . . .   53
8.7   Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . .   54
8.8   Each Agent in Its Individual Capacity . . . . . . . . . . . . . . .   54
8.9   Successor Agents  . . . . . . . . . . . . . . . . . . . . . . . . .   54

SECTION 9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . .   55

9.1   Amendments and Waivers  . . . . . . . . . . . . . . . . . . . . . .   55
9.2   Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   55
9.3   No Waiver; Cumulative Remedies  . . . . . . . . . . . . . . . . . .   57
9.4   Survival of Representations and Warranties  . . . . . . . . . . . .   57
9.5   Payment of Expenses and Taxes . . . . . . . . . . . . . . . . . . .   57

9.6   Successors and Assigns; Participations; Purchasing Banks  . . . . .   58
9.7   Adjustments; Set-off  . . . . . . . . . . . . . . . . . . . . . . .   61
9.8   Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
9.9   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
9.10  GOVERNING LAW . . . . . . . . . . . . . . . . . . . . . . . . . . .   62
9.11  Submission To Jurisdiction; Waivers . . . . . . . . . . . . . . . .   63
9.12  WAIVERS OF JURY TRIAL . . . . . . . . . . . . . . . . . . . . . . .   63
9.13  Integration . . . . . . . . . . . . . . . . . . . . . . . . . . . .   63
9.14  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . .   63


Schedules:

SCHEDULE I    -  Commitments and Commitment Percentages
SCHEDULE 3.1  -  Certain Liabilities
SCHEDULE 3.13 -  Certain Subsidiaries
SCHEDULE 6.4  -  Existing Contractual Obligations
SCHEDULE 6.6  -  Certain Investments





Exhibits:

EXHIBIT A    -  Form of Note
EXHIBIT B-1  -  Form of Opinion of Willkie Farr & Gallagher
EXHIBIT B-2  -  Form of Opinion of General Counsel
EXHIBIT C    -  Form of Closing Certificate
EXHIBIT D    -  Form of Commitment Transfer Supplement

          364-DAY REVOLVING CREDIT AGREEMENT dated as of February 23, 1994 among LORAL CORPORATION, a New York corporation (the "Company"), the several financial institutions parties from time to time to this Agreement (collectively, the "Banks"; individually, a "Bank"), MORGAN GUARANTY TRUST COMPANY OF NEW YORK, a New York banking corporation ("Morgan"), as documentation agent for the Banks hereunder (in such capacity, the "Documentation Agent") and co-arranger (each of Morgan and Chemical in such capacity is a "Co-Arranger"), CHEMICAL BANK, a New York banking corporation ("Chemical"), as administrative agent for the Banks hereunder (in such capacity, the "Administrative Agent") and as Co-Arranger, and BARCLAYS BANK PLC, a banking corporation organized under the laws of England ("Barclays"), and CONTINENTAL BANK, N.A., a national banking corporation ("Continental"), as agents for the Banks hereunder (each of Barclays and Continental in such capacity is an "Agent" and, collectively with the Administrative Agent and the Documentation Agent, the "Agents").


                             W I T N E S S E T H :


          WHEREAS, the Company has requested the Banks to make revolving credit loans to the Company in an aggregate principal amount not to exceed $500,000,000 at any time outstanding, the proceeds of which may be used for general corporate purposes; and

          WHEREAS, the Banks are willing to make such Loans to the Company upon the terms and subject to the conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:


          SECTION 1.  DEFINITIONS

          1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

          "Affiliate": with respect to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, a Person shall be deemed to be "controlled by" any other Person which possesses, directly or indirectly, power either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

          "Agreement": this 364-Day Revolving Credit Agreement, as amended, supplemented or modified from time to time.

          "Applicable Margin": with respect to each day (a) for each Eurodollar Loan and C/D Rate Loan when the Ratings are as set forth below, the rate per annum set forth below opposite such Ratings:

                              Applicable          Applicable
         Ratings              Eurodollar           C/D Rate
     Moody's   S&P              Margin              Margin

     A2         A               0.3500%             0.4750%

     A3         A-              0.3750%             0.5000%

     Baa1       BBB+            0.4500%             0.5750%

     Baa2       BBB             0.5250%             0.6500%

     Baa3       BBB-            0.6250%             0.7500%

     Any other                  0.7500%             0.8750%
     Rating lower than
     those set forth above

     ; and (b) for each Base Rate Loan, 0% (unless either Rating shall be lower than Baa3 or BBB-, in which case the Applicable Margin for such Base Rate Loan shall be 0.25%); provided, that if the Ratings are split, the Applicable Margin shall be the one applicable to the lower Rating; and provided further, that if the Loans or the Commitments shall be designated a "highly leveraged transaction" by any applicable bank regulator or by the Administrative Agent (if directed to do so by any applicable Governmental Authority or if required to do so pursuant to rules, regulations or interpretations promulgated by any applicable Governmental Authority), in either case employing a definition of "highly leveraged transaction" no more inclusive than the definition in effect prior to June 30, 1992, the Administrative Agent shall so notify the Banks and the Company and, on and after the date of such notification, the Applicable Margin shall be 2.5%, 2.625% and 1.5% for each Eurodollar Loan, C/D Rate Loan and Base Rate Loan, respectively.

          "Available Commitment": as to any Bank, at a particular time, an amount equal to such Bank's Commitment Percentage of the excess, if any, of (a) the aggregate Commitments at such time over (b) the aggregate outstanding principal amount of the Loans at such time; collectively, as to all the Banks, the "Available Commitments".

          "Base Rate": at a particular date, the higher of (a) the rate of interest publicly announced by the

     Administrative Agent in New York, New York from time to time as its reference rate and (b) 1/2 of 1% above the rate set forth for such date opposite the caption "Federal Funds (Effective)" in the weekly statistical release designated as "H.15(519)", or any successor publication, published by the Board of Governors of the Federal Reserve System. The reference rate is not intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors.


           "Base Rate Loans": Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Base Rate.

          "Borrowing Date": any day specified by the Company in a notice pursuant to Section 2.3 as a date on which the Company requests the Banks to make Loans hereunder.

          "Business Day": a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

          "Cash Collateral":  as defined in Section 2.6(c).

          "Cash Collateral Account":  as defined in Section 2.6(c).

          "Cash Equivalents": (i) securities issued or directly and fully guaranteed or insured by the United States Government or any agency or instrumentality thereof having maturities of not more than twelve months from the date of acquisition, (ii) time deposits and certificates of deposit of any Bank or any domestic commercial bank having capital and surplus in excess of $500,000,000 the holding company of which has a commercial paper rating meeting the requirements specified in clause (iv) below having maturities of not more than twelve months from the date of acquisition, (iii) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses
     (i) and (ii) entered into with any Bank or bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's and in either case maturing within twelve months after the date of acquisition, (v) tax exempt obligations rated at least A2 or the equivalent thereof by Moody's and A or the equivalent thereof by S&P, (vi) money market mutual funds, and (vii) commercial paper (other than commercial paper referred to in the preceding clause
     (iv)) rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody's in an aggregate principal amount not in excess of 25% of the liquid assets of the Company and its consolidated Subsidiaries and in either case maturing within twelve months after the date of acquisition.

          "C/D Assessment Rate": for any day as applied to any C/D Rate Loan, the net annual assessment rate (rounded upward to the nearest 1/100th of 1%) determined by the Administrative Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at offices of the Administrative Agent in the United States.

          "C/D Base Rate": with respect to each day during each Interest Period pertaining to a C/D Rate Loan, the rate of interest per annum determined by the Administrative Agent to be the arithmetic average (rounded upward to the nearest 1/100th of 1%) of the respective rates notified to the Administrative Agent by each of the Reference Banks as the average rate bid at 9:00 A.M., New York City time, or as soon thereafter as practicable, on the first day of such Interest Period by a total of three certificate of deposit dealers of recognized standing selected by such Reference Bank for the purchase at face value from such Reference Bank of its certificates of deposit in an amount comparable to the C/D Rate Loan of such Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

          "C/D Rate": with respect to each day during each Interest Period pertaining to a C/D Rate Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

                  C/D Base Rate         + C/D Assessment Rate
                  [ DIVIDED BY ]
          1.00 - C/D Reserve Percentage

          "C/D Rate Loans": Loans the rate of interest applicable to which is based upon the C/D Rate.

          "C/D Reserve Percentage": for any day as applied to any C/D Rate Loan, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding one billion Dollars in respect of new non-personal time deposits in Dollars in New York City having a maturity comparable to the Interest Period for such C/D Rate Loan and in an amount of $100,000 or more.

          "Change in Control": an event or series of events as a result of which (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares entitling the holder thereof to cast more than 30% of the votes for the election of directors of the Company; or (ii) at any time Continuing Directors do not constitute a majority of the Board of Directors of the Company.

          "Closing Date":  February 23, 1994.

          "Code": the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment": as to any Bank, its obligation to make Loans to the Company in an aggregate principal amount not to exceed at any one time outstanding the amount set forth opposite such Bank's name in Schedule I hereto, as such amount may be reduced from time to time as provided herein; collectively, as to all the Banks, the "Commitments".

          "Commitment Fee Rate": with respect to each day when the Ratings are as set forth below, the rate per annum set forth below opposite such
     Ratings:

        Ratings
     Moody's     S&P                    Commitment Fee Rate

     A2          A                        0.0800%

     A3          A-                       0.1000%

     Baa1        BBB+                     0.1250%

     Baa2        BBB                      0.1500%

     Baa3        BBB-                     0.1750%

     Any other Rating                     0.2000%
     lower than those
     set forth above

     ; provided, that if the Ratings are split, the Commitment Fee Rate shall be the one applicable to the lower Rating; and provided further, that if the Loans or the Commitments shall be designated a "highly leveraged transaction" by any applicable bank regulator or by the Administrative Agent (if directed to do so by any applicable Governmental Authority or if required to do so pursuant to rules, regulations or interpretations promulgated by any applicable Governmental Authority), in either case employing a definition of "highly leveraged transaction" no more inclusive than the definition in effect prior to June 30, 1992, the Administrative Agent shall so notify the Banks and the Company and, on and after the date of such notification, the Commitment Fee Rate shall be 0.5000%.

          "Commitment Percentage": as to any Bank, the percentage of the aggregate Commitments constituted by such Bank's Commitment.

          "Commitment Period": the period from and including the date hereof to but not including the Termination Date.

          "Commitment Transfer Supplement": a Commitment Transfer Supplement, substantially in the form of Exhibit D.

          "Commonly Controlled Entity": an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 4001 of ERISA or is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Code.

          "Consolidated Net Income": for any period, the consolidated net income (or deficit) of the Company and its Subsidiaries for such period (taken as a cumulative whole), determined in accordance with GAAP.

          "Consolidated Net Worth": at a particular date, all amounts which would be included under shareholders' equity on a consolidated balance sheet of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP as at such date.

          "Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations quantified in accordance with the last sentence of this definition (the "primary obligations") of any other Person (the "primary obligor"), other than a Wholly Owned Subsidiary, in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor,
     (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include (i) endorsements of instruments for deposit or collection in the ordinary course of business and (ii) performance guarantees by the Company made in the ordinary course of business of contracts entered into by SSL. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the amount reasonably anticipated to be payable by the Company in respect of such Contingent Obligation as determined by the Company in good faith.



          "Continuing Director": at any date a member of the Company's Board of Directors who was a member of such Board 12 months prior to such date.

          "Contractual Obligation": as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

          "Customer Advances": at any time, advances and prepayments received by the Company or any Subsidiary pursuant to written contracts in the ordinary course of business less costs incurred by the Company or any Subsidiary in the performance of such contracts.

          "Default": any of the events specified in Section 7, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

          "Dollars" and "$": dollars in lawful currency of the United States of America.

          "Domestic Dollar Loans": the collective reference to C/D Rate Loans and Base Rate Loans.

          "Domestic Lending Office": initially, the office of each Bank designated as such in Schedule I; thereafter, such other office of such Bank, if any, located within the United States which shall be making or maintaining Base Rate Loans or C/D Rate Loans.

          "Effective Date": the first date on which this Agreement shall have been signed by a duly authorized officer of each of the Company, the Agents and each of the Banks whose name is set forth on the signature pages hereto.

          "8-3/8% Indenture": the Indenture dated as of November 1, 1992 between the Company and Nationsbank of Georgia, National Association, as trustee, pursuant to which $100,000,000 aggregate principal amount of the Company's Senior Debentures due January 15, 2023 were issued, as the same may be amended, modified or supplemented.

          "Environmental Laws": any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees or requirements of any Governmental Authority regulating, relating to or imposing liability or standards of conduct concerning environmental protection matters, including without limitation, Hazardous Materials, as now or may at any time hereafter be in effect.

          "Equity Issuance Proceeds": an amount equal to (a) the aggregate cash proceeds (other than any such proceeds received from the issuance or sale of capital stock to a Subsidiary or received from the issuance of Redeemable Stock) received by the Company or any Subsidiary from such issuance or sale, as the case may be, less fees and expenses, including underwriter's discount, paid in connection with such issuance or sale, as the case may be; (b) the principal amount of Indebtedness of the Company that has been converted into or exchanged for capital stock (other than capital stock issued to a Subsidiary and other than Redeemable Stock);
     (c) the fair market value (as determined by the Board of Directors of the Company in good faith) of any assets purchased by the Company or any of its Wholly Owned Subsidiaries in exchange for the issuance of capital stock of the Company (other than capital stock issued to a Subsidiary and other than Redeemable Stock); and (d) if the Company issues capital stock to any 401(k) plan of the Company in satisfaction of its obligation to make contributions thereto, the amount of the contribution satisfied.

          "ERISA": the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Eurodollar Business Day": any Business Day on which dealings in foreign currencies and exchange between banks may be carried on in London, England.

          "Eurodollar Lending Office": initially, the office of each Bank designated as such in Schedule I; thereafter, such other office of such Bank, if any, which shall be making or maintaining Eurodollar Loans.

          "Eurodollar Loans": Loans hereunder at such time as they are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

          "Eurodollar Rate": with respect to the Interest Period pertaining to a Eurodollar Loan, the rate per annum equal to the average (rounded upwards to the nearest whole multiple of 1/100th of 1%) of the respective rates notified to the Administrative Agent by the Reference Banks as the rate at which each of their Eurodollar Lending Offices is offered Dollar deposits two Eurodollar Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations of such Eurodollar Lending Office are customarily conducted at or about 10:00 A.M., New York City time, for delivery on the first day of such Interest

     Period for the number of days comprised therein and in an amount comparable to the amount of the Eurodollar Loan of such Reference Bank to which such Interest Period applies.

          "Event of Default": any of the events specified in Section 7; provided, that any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act has been satisfied.

          "Excluded Employee Loans": loans or advances to directors, officers or employees of the Company or any Wholly Owned Subsidiary the principal amount of which, when added to the principal amount of existing such loans or advances, would not exceed $5,000,000.

          "Federal Systems": the Federal Systems business of the International Business Machines Corporation ("IBM") which will be acquired by the Company under the Asset Purchase Agreement dated as of December 12, 1993 between the Company and IBM, as amended, modified or supplemented from time to time.

          "Financing Lease": (a) any lease of property, real or personal, the then present value of the minimum rental commitment thereunder of which should, in accordance with GAAP, be capitalized on a balance sheet of the lessee, and (b) any other such lease the obligations under which are capitalized on a consolidated balance sheet of the Company and its Subsidiaries.

          "Funded Debt": of a Person, at a particular date, the sum (without duplication) at such date of (a) all indebtedness of such Person (i) for borrowed money or (ii) for the deferred purchase price of property or services or (iii) which is evidenced by a note, bond, debenture or similar instrument, and (b) all obligations under Financing Leases.

          "GAAP": generally accepted accounting principles in the United States of America in effect from time to time.



          "Governmental Authority": any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

          "Hazardous Materials": any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, and petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

          "Historical Dividends": annual cash dividends on the Company's common stock in an amount per share not exceeding the amount per share paid in respect of the Company's common stock for the fiscal quarter ended December 31, 1993, calculated on an annualized basis; provided, that in each year beginning in fiscal year 1994 "Historical Dividends" shall be increased by an amount equal to 10% of Historical Dividends for the previous year.

          "Indebtedness": of a Person, at a particular date, the sum (without duplication) at such date of (a) Funded Debt, (b) all obligations of such Person in respect of letters of credit, acceptances, or similar obligations issued or created for the account of such Person and (c) all indebtedness or other liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof; but excluding any trade or other account payable in the ordinary course of business (i) which is not disputed or overdue for a period longer than the period in which such Person customarily pays such account or (ii) under which the amount owed is not in excess of $5,000,000.

          "Insolvency" or "Insolvent": at any particular time, the condition that a Multiemployer Plan is insolvent within the meaning of Section 4245 of ERISA.

          "Interest Payment Date": (a) as to any Base Rate Loan, the last day of each calendar month, (b) as to any Eurodollar Loan in respect of which the Company has selected an Interest Period of one, two or three months, and as to any C/D Rate Loan in respect of which the Company has selected an Interest Period of 30, 60 or 90 days, the last day of such Interest Period, and (c) as to any Eurodollar Loan or C/D Rate Loan having an Interest Period of six months or 180 days, respectively, each day which is three months or 90 days, respectively, after the first day of such Interest Period and the last day of such Interest Period.

          "Interest Period":  (a) with respect to any Eurodollar Loan:

               (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

              (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the

          Company by irrevocable notice to the Administrative Agent not less than three Eurodollar Business Days prior to the last day of the then current Interest Period with respect thereto;




     (b)  with respect to any C/D Rate Loan:

               (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such C/D Rate Loan and ending 30, 60, 90 or 180 days thereafter, as selected by the Company in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

              (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such C/D Rate Loan and ending 30, 60, 90 or 180 days thereafter, as selected by the Company by irrevocable notice to the Administrative Agent not less than one Business Day prior to the last day of the then current Interest Period with respect thereto;

     and (c) with respect to any Base Rate Loan, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Base Rate Loan and ending 30 days thereafter; provided, that all of the foregoing provisions relating to Interest Periods are subject to the following:

               (a) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Eurodollar Business Day, such Interest Period shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Eurodollar Business Day;

               (b) if any Interest Period pertaining to a C/D Rate Loan or Base Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day;

               (c) any Interest Period that would otherwise extend beyond the Termination Date shall end on the Termination Date;

               (d) any Interest Period pertaining to a Eurodollar Loan that begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

               (e) the Company shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan or C/D Rate Loan during an Interest Period for such Loan.

          "Investment": any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, notes, debentures, ownership interests or other securities of, or other investment in, any Person.

          "LAH":  Loral Aerospace Holdings, Inc., a Delaware corporation.

          "Lien": any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any Financing Lease having substantially the same economic effect as any of the foregoing.




          "Loan":  as defined in Section 2.1.

          "Material Adverse Effect": a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole and the ability of the Company to perform its obligations under this Agreement or the Notes, or (b) the validity or enforceability of this Agreement or any of the Notes or the material rights or remedies of the Agents or the Banks hereunder or thereunder.

          "Moody's":  Moody's Investors Service, Inc.

          "Multiemployer Plan": a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "9-1/8% Indenture": the Indenture dated as of January 15, 1992 between the Company and Continental Bank, N.A., as trustee, pursuant to which $100,000,000 aggregate principal amount of the Company's Senior Debentures due February 1, 2022 were issued, as the same may be amended, supplemented or modified.

          "Notes":  as defined in Section 2.2.

          "Original Commitment":  $500,000,000.

          "Participants":  as defined in Section 9.6(b).

          "PBGC": the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

          "Person": an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

          "Plan": at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Company or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

          "Properties":  as defined in Section 3.14.

          "Purchasing Banks":  as defined in Section 9.6(c).

          "Rating": the senior unsecured debt rating of the Company (or its status as unrated) from time to time in effect from S&P or Moody's, as the case may be.

          "Redeemable Stock": means any equity interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable before the date which is 91 days after the Termination Date), or upon the happening of any event, matures or is mandatorily redeemable, in whole or in part, prior to the date which is 91 days after the Termination Date, or is, by its terms or upon the happening of any event, redeemable at the option of the holder thereof, in whole or in part, at any time prior to the date which is 91 days after the Termination Date.

          "Reference Banks":  Chemical, Morgan and Barclays.

          "Register":  as defined in Section 9.6(d).

           "Reorganization": at any particular time, the condition that a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA.

          "Reportable Event": any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than those events as to which the thirty day notice period is waived under subsections .13, .14,
     .16, .18, .19 or .20 of PBGC Reg.   2615.

          "Required Banks": at any date, Banks whose Commitments aggregate at least 66-2/3% of the total Commitments or, if the Commitments have been terminated, of the outstanding Loans.

          "Requirement of Law": as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "Responsible Officer": the Chairman, the President or any Senior Vice President of the Company or, with respect to financial matters, the chief financial officer of the Company.

          "Restricted Payments":  as defined in Section 6.5.

          "Revolving Credit Agreement": the Revolving Credit Agreement dated as of the date hereof among the Company, the financial institutions from time to time party thereto, Morgan, as documentation agent and co-arranger, Chemical, as administrative agent and co-arranger, and Barclays and Continental, as agents, as the same may be amended, supplemented or modified.

          "7% Indenture": the Indenture dated as of November 1, 1992 between the Company and Nationsbank of Georgia, as trustee, pursuant to which $200,000,000 aggregate principal amount of the Company's Senior Debentures due September 15, 2023 were issued, as the same may be amended, supplemented or modified.

          "S&P":  Standard & Poor's Corporation.

          "Single Employer Plan": any Plan which is covered by Title IV of ERISA but which is not a Multiemployer Plan.

          "SSL":  Space Systems/Loral, Inc., a Delaware corporation.

          "Stockholders Agreement": the Stockholders Agreement dated as of November 13, 1992 by and among Loral Aerospace Corp., LAH, the Company, Shearson Lehman Brothers Capital Partners II, L.P., Lehman Brothers Merchant Banking Portfolio Partnership L.P., Lehman Brothers Offshore Investment Partnership L.P. and Lehman Brothers Offshore Investment Partnership-Japan L.P., as amended, supplemented or otherwise modified from time to time.

          "Subordinated Debt": any unsecured Indebtedness of the Company or any of its Subsidiaries, no part of the principal of which is required to be paid (whether by way of mandatory sinking fund, mandatory redemption or mandatory prepayment or otherwise) prior to the date which is 30 days after the Termination Date, and the payment of principal of and interest on which, and the payment of any other obligations of the Company or such Subsidiary to the holders of such Subordinated Debt, are subordinated to the prior payment in full of the obligations and liabilities of the Company hereunder (including, without limitation, obligations in respect of post-petition interest).

          "Subsidiary": as to any Person, a corporation, partnership or other entity (a) of which shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person and (b) which is consolidated on such Person's financial statements; provided, that SSL shall be excluded from the definition of "Subsidiary". Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

          "Substantial Subsidiary": any Subsidiary of the Company if the book value of such Subsidiary's assets (determined in accordance with GAAP for the most recent fiscal quarter for which financial statements are available) exceeds 3% of the book value of the assets of the Company and its Subsidiaries taken as a whole (determined on a consolidated basis in accordance with GAAP for the most recent fiscal quarter for which financial statements are available).

          "Termination Date": February 21, 1995 or such earlier date as the Commitments shall terminate as provided herein.

          "Tranche": the collective reference to Eurodollar Loans or C/D Rate Loans the Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day). Tranches may be identified as "Eurodollar Tranches" or "C/D Rate Tranches", as applicable.

          "Transfer Effective Date": as defined in each Commitment Transfer Supplement.

          "Transferees":  as defined in Section 9.6(f).

          "Type": as to any Loan, its nature as a Base Rate Loan, a C/D Rate Loan or a Eurodollar Loan.

          "Unused Commitment": as to any Bank, at a particular time, an amount equal to such Bank's Commitment Percentage of the excess, if any, of (a) the aggregate Commitments at such time over (b) the aggregate outstanding principal amount of the Loans at such time.

          "Wholly Owned Subsidiary": any Subsidiary of the Company to the extent at least 80% of the capital stock or other ownership interests of such Subsidiary, other than directors' or nominees' qualifying shares, is owned directly or indirectly by the Company; provided, that the term "Wholly Owned Subsidiary" shall include LAH.

          1.2   Other Definitional Provisions.

          (a) Unless otherwise specified herein, all terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.



          (b) As used herein and in the Notes, and any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Company and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP; provided, that if a change in GAAP occurs after the date hereof which materially affects (either favorably or adversely) the ability of the Company to comply with any covenant contained in Section 6, the Banks and the Company agree to renegotiate in good faith the terms of such covenant.

          (c) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.


                  SECTION 2.  AMOUNT AND TERMS OF COMMITMENTS

          2.1 Revolving Credit Commitments. (a) Subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (the "Loans") to the Company from time to time during the Commitment Period in an aggregate principal amount at any one time outstanding not to exceed the lesser of (i) such Bank's Commitment and (ii) such Bank's Commitment Percentage of the aggregate Original Commitment. During the Commitment Period the Company may use the Commitments by borrowing, prepaying the Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof.

          (b) The Loans may from time to time be (i) Eurodollar Loans, (ii) Base Rate Loans, (iii) C/D Rate Loans or (iv) a combination thereof, as determined by the Company and notified to the Administrative Agent in accordance with Sections 2.3 and 2.7; provided, that no Loan shall be made as a Eurodollar Loan or a C/D Rate Loan after the day that is one month or 30 days, respectively, prior to the Termination Date.

          2.2 Revolving Credit Notes. The Loans made by each Bank shall be evidenced by a promissory note of the Company, substantially in the form of Exhibit A, with appropriate insertions as to payee, date and principal amount (a "Note"), payable to the order of such Bank and in a principal amount equal to the lesser of (a) the amount of the initial Commitment of such Bank and (b) the aggregate unpaid principal amount of all Loans made by such Bank. Each Bank is hereby authorized to record the date, Type and amount of each Loan made by such Bank, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurodollar Loans and C/D Rate Loans, the length of each Interest Period with respect thereto, on the schedule annexed to and constituting a part of its Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure of any Bank to make any such recordation or any error in any such recordation shall not affect the obligations of the Company hereunder or under such Note. Each Note shall (x) be dated the Closing Date, (y) be stated to mature on the Termination Date and
(z) provide for the payment of interest in accordance with Section 2.9.

          2.3  Procedure for Revolving Credit Borrowing.   The Company may
borrow under the Commitments during the Commitment Period on any Eurodollar Business Day, if all or any part of the requested Loans are to be initially Eurodollar Loans, or on any Business Day, otherwise; provided, that the Company shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (a) with respect to any of the requested Loans that are to be initially Eurodollar Loans, three Eurodollar Business Days prior to the requested Borrowing Date, (b) with respect to any of the requested Loans that are to be initially C/D Rate Loans, one Business Day prior to the requested Borrowing Date, or (c) with respect to any of the requested Loans that are to be initially Base Rate Loans, one Business Day prior to the requested Borrowing Date; provided, that with respect to any of the requested Loans to be made on the initial Borrowing Date as Base Rate Loans, notice for such Loans may be given on such initial Borrowing Date), specifying (i) the amount to be borrowed, (ii) the requested Borrowing Date, (iii) whether the borrowing is to be of Eurodollar Loans, Base Rate Loans, C/D Rate Loans or a combination thereof and (iv) if the borrowing is to be entirely or partly of Eurodollar Loans or C/D Rate Loans, the respective amounts of each such Loan and the respective lengths of the initial Interest Periods therefor. Each borrowing under the Commitments shall be in an amount equal to $10,000,000 or a whole multiple of $1,000,000 in excess thereof or in the remaining amount of the Available Commitments. Upon receipt of any such notice from the Company, the Administrative Agent shall promptly notify each Bank thereof. Each Bank will make the amount of its pro rata share of each borrowing available to the

Administrative Agent for the account of the Company at the office of the Administrative Agent specified in Section 9.2 prior to 11:00 A.M., New York City time, on the Borrowing Date requested by the Company in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Company by the Administrative Agent's crediting the account of the Company on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Banks and in like funds as received by the Administrative Agent.

          2.4 Fees. (a) Commitment Fee. The Company agrees to pay to the Administrative Agent for the account of each Bank a commitment fee for the period from and including the Closing Date, computed at the Commitment Fee Rate on the average daily amount of the Unused Commitment of such Bank during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September and December and on the Termination Date, commencing on the first of such dates to occur after the date hereof.

          (b) Upfront Fee. The Company agrees to pay to the Administrative Agent for the account of each Bank an upfront fee equal to the applicable Upfront Fee Percentage of the Commitment of such Bank in effect on the Closing Date, payable on the Closing Date. The "Upfront Fee Percentage" shall be based on the initial commitment of such Bank for this Agreement, as expressed in writing by such Bank to the Company (and before final allocation of the Commitments), in accordance with the following table:

              Initial Commitment               Upfront
           (Before Final Allocation)       Fee Percentage

          $29,000,000 or more                   0.04%
          $21,750,000 to $28,999,999            0.03%
          $14,500,000 to $21,749,999            0.02%
          $7,250,000 to $14,499,999             0.01%
          Less than $7,250,000, if any             0%

          (c) Other Fees. The Company agrees to pay to each Agent such other fees as have been agreed to in writing by the Company and such Agent.

          2.5 Termination or Reduction of Commitments. The Company shall have the right, upon not less than three Business Days' notice to the Agent, to terminate the Commitments or, from time to time, to reduce the amount of the Commitments; provided, that no such termination or reduction shall be permitted if, after giving effect thereto and to any payments or prepayments of the Loans made on the effective date thereof, the aggregate principal amount of the Loans then outstanding would exceed the aggregate Commitments then in effect. Any such reduction shall be in an amount equal to $10,000,000 or a whole multiple of

$1,000,000 in excess thereof and shall reduce permanently the Commitments then in effect.

          2.6 Prepayments. (a) The Company may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty, upon at least three Business Days' irrevocable notice to the Administrative Agent in the case of Base Rate Loans and C/D Rate Loans and at least three Eurodollar Business Days' irrevocable notice to the Administrative Agent in the case of Eurodollar Loans, which notice shall specify the date and amount of prepayment and whether the prepayment is of Eurodollar Loans, Base Rate Loans, C/D Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of any such notice the Administrative Agent shall promptly notify each Bank thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in an aggregate principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof. Each prepayment of Eurodollar Loans and C/D Rate Loans shall be subject to compliance with the provisions of Sections 2.8 and 2.16.

          (b) If at any time the principal amount of Loans then outstanding shall exceed the Commitments, the Company shall immediately prepay or at its option cash collateralize the Loans as provided in Section 2.6(c) in an amount equal to such excess. Amounts payable pursuant to this Section 2.6(b) shall be applied, first, to prepay any Base Rate Loans then outstanding and second, to prepay or cash collateralize (at the Company's option) any Eurodollar Loans or C/D Rate Loans then outstanding (provided, that any Eurodollar Loans or C/D Rate Loans so cash collateralized shall be prepaid no later than the last day of the respective Interest Periods therefor). Each prepayment pursuant to this Section 2.6(b) shall be accompanied by accrued interest on the amount prepaid and, in the case of prepayments of Eurodollar Loans, any amounts payable pursuant to Section 2.16.

          (c) The Company shall cash collateralize Eurodollar Loans or C/D Rate Loans pursuant to Section 2.6(b) by depositing in an account with the Administrative Agent (the "Cash Collateral Account"), to be established and maintained pursuant to such terms and conditions as shall be specified by the Administrative Agent in its discretion, an amount determined pursuant to the second sentence of Section 2.6(b) with respect to Eurodollar Loans or C/D Rate Loans, as the case may be. Such deposited monies shall be held by the Administrative Agent as cash collateral (the "Cash Collateral") for the outstanding Eurodollar Loans or C/D Rate Loans, as the case may be, on a pro rata basis; provided, that if any Base Rate Loans shall be made while there is Cash Collateral on deposit in the Cash Collateral Account, the Administrative Agent shall apply such Cash Collateral to the immediate prepayment of such Base Rate Loans and only the Cash

Collateral remaining after such prepayment, if any, shall be retained in the Cash Collateral Account. The Cash Collateral Account and the Cash Collateral shall be subject to the sole dominion and control of the Administrative Agent and, except as set forth above, the Cash Collateral shall be retained in the Cash Collateral Account until the repayment of Eurodollar Loans or C/D Rate Loans, as the case may be, in an amount equal to the amount of the Cash Collateral deposited therein. Upon any such repayment, an amount equal to the amount of such repayment shall be transferred from the Cash Collateral Account to the Company. The Administrative Agent shall invest the Cash Collateral in Cash Equivalents, and shall pay over to the Company any interest earned on such investments quarterly on the last day of each March, June, September and December; provided, that no Default or Event of Default shall have occurred and be continuing (in which case such interest shall be retained as Cash Collateral). The Administrative Agent shall not be liable for any losses or decreases in value with respect to the Cash Collateral, other than those occurring as a result of its gross negligence or willful misconduct.

          2.7 Conversion and Continuation Options. (a) The Company may elect from time to time to convert Eurodollar Loans or C/D Rate Loans to Base Rate Loans, and/or to convert Eurodollar Loans or Base Rate Loans to C/D Rate Loans, by giving the Administrative Agent at least two Business Days' prior irrevocable notice of such election; provided, that any such conversion of Eurodollar Loans or C/D Rate Loans may only be made on the last day of an Interest Period with respect thereto. The Company may elect from time to time to convert Base Rate Loans or C/D Rate Loans to Eurodollar Loans by giving the Agent at least three Eurodollar Business Days' prior irrevocable notice of such election; provided, that any such conversion of C/D Rate Loans may, subject to the third succeeding sentence, only be made on the last day of an Interest Period with respect thereto. Any such notice of conversion to Eurodollar Loans or C/D Rate Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Agent shall promptly notify each Bank thereof. If the last day of the then current Interest Period with respect to C/D Rate Loans that are to be converted to Eurodollar Loans is not a Eurodollar Business Day, such conversion shall be made on the next succeeding Eurodollar Business Day, and during the period from such last day to such succeeding Eurodollar Business Day such Loans shall bear interest as if they were Base Rate Loans. All or any part of outstanding Eurodollar Loans, Base Rate Loans and C/D Rate Loans may be converted as provided herein; provided, that (i) no Loan may be converted into a Eurodollar Loan or a C/D Rate Loan when any Event of Default (upon notice from the Administration Agent, on behalf of the Required Banks, except such notice shall not be required in the case of the Event of Default described in Section 7(f)) has occurred and is continuing, (ii) any such conversion may only be made if, after giving effect thereto, Section 2.8 shall not have been contravened and (iii) no Loan may be converted into a Eurodollar Loan or a C/D Rate Loan after the date that is one month or 30 days, respectively, prior to the Termination Date.

          (b) Any Eurodollar Loan or C/D Rate Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Company giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "Interest Period" set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans; provided, that no Eurodollar Loan or C/D Rate Loan may be continued as such
(i) when any Event of Default (upon notice from the Administration Agent, on behalf of the Required Banks, except such notice shall not be required in the case of the Event of Default described in Section 7(f)) has occurred and is continuing, (ii) if, after giving effect thereto, Section 2.8 would be contravened or (iii) after the date that is one month or 30 days, respectively, prior to the Termination Date; provided further, that if the Company shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period.

          2.8 Minimum Amounts of Tranches. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising (a) each Eurodollar Tranche shall be equal to $15,000,000 or a whole multiple of $1,000,000 in excess thereof, (b) each C/D Rate Tranche shall be equal to $15,000,000 or a whole multiple of $1,000,000 in excess thereof and (c) there shall be no more than 12 different Tranches outstanding at any one time.

          2.9 Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such Interest Period plus the Applicable Margin.

          (b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (c) Each C/D Rate Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the C/D Rate determined for such day plus the Applicable Margin.

          (d)  If all or a portion of (i) the principal amount of any Loan,
(ii) any interest payable thereon or (iii) any fee or other amount payable pursuant to this Agreement shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.9 plus 2%, (y) in the case of overdue interest (to the extent permitted by applicable law) or fees, the rate described in paragraph (b) of this Section
2.9 plus 2% or (z) in the case of other amounts payable pursuant to this Agreement, the then applicable Base Rate, in each case from the date of such non-payment until such amount is paid in full (as well after as before judgment).

          (e) Interest shall be payable in arrears on each Interest Payment Date; provided, that interest accruing pursuant to paragraph (d) of this
Section 2.9 shall be payable on demand, or, in the absence of demand, weekly on Friday of each week.

          2.10 Computation of Interest and Fees. (a) Interest on Loans and fees shall be calculated on the basis of a 360-day year for the actual days elapsed; provided, that interest on Base Rate Loans computed with reference to the Administrative Agent's reference rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
The Administrative Agent shall as soon as practicable notify in writing the Company and the Banks of each determination of a Eurodollar Rate or of a C/D Rate. Any change in the interest rate on a Loan resulting from a change in the Ratings, the Base Rate, the C/D Assessment Rate or the C/D Reserve Percentage and any change in the commitment fee pursuant to Section 2.4(a) resulting from a change in the Commitment Fee Rate shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify in writing the Company and the Banks of the effective date and the amount of each such change in interest rate.

          (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Company and the Banks in the absence of manifest error. The Administrative Agent shall, at the request of the Company or a Bank, deliver to the Company or such Bank, as the case may be, a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.9(a) or (c).

          (c) If any Reference Bank's Commitment shall terminate or all its Loans shall be assigned for any reason whatsoever or such Reference Bank shall fail on two consecutive times to furnish quotations of the rate to the Administrative Agent pursuant to Section 2.10(d), such Reference Bank shall thereupon cease to be a Reference Bank, and if, as a result of the foregoing, there shall only be one Reference Bank remaining, the Administrative Agent (after consultation with the Company and the Banks) shall, by notice to the Company and the Banks, designate another Bank as a Reference Bank so that there shall at all times be at least two Reference Banks.

          (d) Each Reference Bank shall use its best efforts to furnish quotations of rates to the Administrative Agent as contemplated hereby. If any of the Reference Banks shall be unable or shall otherwise fail to supply such rates to the Administrative Agent upon its request, the rate of interest shall, subject to the provisions of Section 2.11, be determined on the basis of the quotations of the remaining Reference Banks or Reference Bank.

          2.11 Inability to Determine Interest Rate. In the event that prior to the first day of any Interest Period:

          (a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Company) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate or the C/D Rate for such Interest Period, or

          (b) the Administrative Agent shall have received notice from the Required Banks that the Eurodollar Rate or the C/D Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Banks (as conclusively certified in writing by such Banks) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice (confirmed in writing) thereof to the Company and the Banks as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans or C/D Rate Loans, as the case may be, requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans or C/D Rate Loans, as the case may be, shall be converted to or continued as Base Rate Loans and (z) any outstanding Eurodollar Loans or C/D Rate Loans, as the case may be, shall be converted, on the first day of such Interest Period, to Base Rate Loans. The Administrative Agent shall promptly notify the Company at such time as the conditions set forth in (a) and (b) above are no longer in effect, and until such notice has been delivered by the Administrative Agent, no further Eurodollar Loans or C/D Rate Loans shall be made or continued as such, nor shall the Company have the right to convert Loans to Eurodollar Loans or C/D Rate Loans, as the case may be.

          2.12 Pro Rata Treatment and Payments. (a) Each borrowing by the Company from the Banks of Loans, each payment by the Company on account of any commitment fee or upfront fee hereunder and any reduction of the Commitments of the Banks shall be made pro rata according to the respective Commitment

Percentages of the Banks. Each payment (including each prepayment) by the Company on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of the Loans then held by the Banks. All payments (including prepayments) to be made by the Company hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Banks, at the Administrative Agent's office specified in Section 9.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Banks promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Eurodollar Business Day, the maturity thereof shall be extended to the next succeeding Eurodollar Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Eurodollar Business Day.

          (b) Unless the Administrative Agent shall have been notified in writing by any Bank prior to a Borrowing Date that such Bank will not make the amount that would constitute its portion of the borrowing to be made on such date available to the Administrative Agent, the Administrative Agent may assume that such Bank has made such amount available to the Administrative Agent on such Borrowing Date, and the Administrative Agent may, in reliance upon such assumption, make available to the Company a corresponding amount.
If such amount is made available to the Administrative Agent on a date after such Borrowing Date, such Bank shall pay to the Administrative Agent on demand an amount equal to the product of (i) the daily average Federal funds rate during such period as quoted by the Administrative Agent, times (ii) the amount of such Bank's portion of such borrowing, times (iii) a fraction the numerator of which is the number of days that elapse from and including such Borrowing Date to the date on which such Bank's portion of such borrowing shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Bank with respect to any amounts owing under this Section 2.12(b) shall be conclusive in the absence of manifest error. If such Bank's portion of such borrowing is not in fact made available to the Administrative Agent by such Bank within three Business Days of such Borrowing Date, the Administrative Agent shall be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Company. If the Company returns to the Administrative Agent any amount with interest thereon as described in the immediately preceding sentence, such Bank shall indemnify the Company for the difference, if any, between (i) the aggregate interest paid by the Company to the Administrative Agent in accordance with the immediately preceding sentence less (ii) the aggregate interest which actually accrued on such amount prior to its return to the Administrative Agent.

          2.13 Illegality. Notwithstanding any other provision herein, if any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Bank hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Domestic Dollar Loans to Eurodollar Loans shall forthwith be cancelled and (b) such Bank's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Company shall pay to such Bank such amounts, if any, as may be required pursuant to Section 2.16.

          2.14 Other Costs; Increased Costs. (a) The Company agrees to pay to each Bank which requests compensation under this Section 2.14(a) (by written notice to the Company), on the last day of each Interest Period with respect to any Eurodollar Loan made by such Bank, so long as such Bank shall be required to maintain reserves against "Eurocurrency liabilities" under Regulation D of the Board of Governors of the Federal Reserve System (or, so long as such Bank may be required by such Board of Governors or by any other Governmental Authority to maintain reserves against any category of liabilities which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or against any category of extensions of credit or other assets of such Bank which includes any Eurodollar Loans), an additional amount (determined by such Bank and notified to the Company) representing such Bank's calculation or, if an accurate calculation is impracticable, reasonable estimate (using such reasonable means of allocation as such Bank shall determine) of the actual costs, if any, incurred by such Bank while such Eurodollar Loans were outstanding as a result of the applicability of the foregoing reserves to such Eurodollar Loans, which amount in any event shall not exceed the product of the following for each day while such Eurodollar Loans were outstanding:

          (i) the principal amount of the relevant Eurodollar Loans made by such Bank outstanding on such day; and

         (ii) the difference between (x) a fraction the numerator of which is the Eurodollar Rate (expressed as a decimal) applicable to such Eurodollar Loans, and the denominator of which is one minus the maximum rate (expressed as a decimal) at which such reserve requirements are imposed by such Board of Governors or other Governmental Authority on such date minus (y) such numerator; and

        (iii) a fraction the numerator of which is one and the denominator of which is 360.

          (b) In the event that any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

          (i) shall subject any Bank to any tax of any kind whatsoever with respect to this Agreement, any Note or any Eurodollar Loan or C/D Rate Loan made by it, or change the basis of taxation of payments to such Bank in respect thereof (except for taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Bank);

         (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Bank which is not otherwise described in Section 2.14(a) or otherwise included in the determination of the C/D Rate; or

        (iii)  shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank, by an amount which such Bank deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans or C/D Rate Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Company shall pay such Bank within 15 Business Days following demand therefor any additional amounts necessary to compensate such Bank for such increased cost or reduced amount receivable. If any Bank becomes entitled to claim any additional amounts pursuant to this Section 2.14(b), it shall promptly notify the Company, through the Administrative Agent, of the event by reason of which it has become so entitled.

          (c) In the event that any Bank shall have determined that any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Bank or any corporation controlling such Bank with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof does or shall have the effect of reducing the rate of return on such Bank's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such Bank or such corporation could have achieved but for such change or compliance (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, after submission by such Bank to the Company (with a copy to the Administrative Agent) of a written request therefor, the Company shall pay to such Bank within 15 Business Days following demand therefor such additional amount or amounts as will compensate such Bank for such reduction.

          (d) A certificate as to any additional amounts payable pursuant to this Section 2.14 submitted by the relevant Bank, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. The covenants contained in this Section 2.14 shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. Any notice to be given by a Bank under this Section 2.14 after termination of this Agreement shall be effective only if given within 120 days after such Bank becomes aware or should have become aware of the events giving rise to such notice.

          2.15 Taxes. (a) All payments made by the Company under this Agreement and the Notes shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding, in the case of each Agent and each Bank,
(i) net income taxes, franchise and branch profit taxes (imposed in lieu of net income taxes) imposed on such Agent or such Bank, as the case may be, as a result of a present or former connection between the jurisdiction of the government or taxing authority imposing such tax and such Agent or such Bank (excluding a connection arising solely from such Agent or such Bank having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Notes) or any political subdivision or taxing authority thereof or therein and (ii) any taxes, levies, imposts, duties, charges, fees, deductions or withholdings arising after the Closing Date, solely as a result of or attributable to such Agent or Bank (x) changing its designated lending office as of the Closing Date to a lending office located in any other jurisdiction or (y) designating an additional lending office located in any other jurisdiction (all such non-excluded taxes, levies, imposts, duties, charges, fees, deductions and withholdings being hereinafter called "Taxes"). If any Taxes are required to be withheld from any amounts payable to any Agent or any Bank hereunder or under the Notes, the amounts so payable to such

Agent or such Bank shall be increased to the extent necessary to yield to such Agent or such Bank (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the Notes. Whenever any Taxes are payable by the Company, as promptly as possible thereafter the Company shall send to the Administrative Agent for its own account or for the account of such Agent or Bank, as the case may be, a copy of any original official receipt that may be received by the Company showing payment thereof. If the Company fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent the receipts that may be received or other available documentary evidence, the Company shall indemnify the Agents and the Banks for any incremental taxes, interest or penalties that may become payable by any Agent or any Bank to the United States or other Governmental Authority as a result of any such failure. The agreements in this Section 2.15(a) shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder. If any Taxes constituting a withholding tax of the United States of America or any other Governmental Authority shall be or become applicable, after the Closing Date, to such payments by the Company to an Agent or Bank, such Agent or Bank shall use its best efforts to make, fund and maintain its Loans through another lending office of such Agent or Bank in another jurisdiction so as to reduce, to the fullest extent possible, the Company's liability hereunder, if the making, funding or maintenance of such Loans through such other office does not otherwise materially adversely affect such Loans or such Agent or Bank.

          (b) Prior to the first Interest Payment Date, each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Company and the Administrative Agent (i) two duly completed copies of United States Internal Revenue Service Form 1001 or 4224 or successor applicable form, as the case may be, and (ii) an Internal Revenue Service Form W-8 or W-9 or successor applicable form. Each such Bank also agrees to deliver to the Company and the Administrative Agent two further copies of the said Form 1001 or 4224 and Form W-8 or W-9, or successor applicable forms or other manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company, and such extensions or renewals thereof as may reasonably be requested by the Company or the Administrative Agent, unless in any such case an event (including, without limitation, any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank so advises the Company and the Administrative Agent. Such Bank shall certify (i) in the case of a Form 1001 or 4224, that it is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes and (ii) in the case of a Form W-8 or W-9, that it is entitled to an exemption from United States backup withholding tax. The Company shall not be required to pay any increased amount on account of Taxes pursuant to this Section 2.15 to an Agent or Bank that fails to furnish any form or statement that it is required to furnish in accordance with this
Section 2.15(b) and, to the extent required by law, the Company shall be entitled to deduct Taxes from the payments owed to such Bank or Agent. In the event that the Company is required to pay any Bank any additional amount or indemnify any Bank pursuant to Section 2.15(a) and no change in lending office is made in accordance with the last sentence of Section 2.15(a), after the Company makes such payment, such Bank shall transfer, in accordance with the procedures set forth in Section 9.6(c), its Loans and Commitment to a Bank selected by the Company with the approval of such transferor Bank and the Administrative Agent (not to be unreasonably withheld).

          2.16 Indemnity. The Company agrees to indemnify each Bank and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (a) default by the Company in payment when due of the principal amount of or interest on any Eurodollar Loan or C/D Rate Loan,
(b) default by the Company in making a borrowing of, conversion into or continuation of Eurodollar Loans or C/D Rate Loans after the Company has given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by the Company in making any prepayment after the Company has given a notice thereof in accordance with the provisions of this Agreement, (d) the making of a voluntary or involuntary prepayment of Eurodollar Loans or C/D Rate Loans on a day which is not the last day of an Interest Period with respect thereto or (e) the conversion of Eurodollar Loans to Domestic Dollar Loans pursuant to Section 2.11 or 2.13 on a day which is not the last day of the Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. A certificate setting forth the computation of any amount payable pursuant to the foregoing sentence submitted by a Bank, through the Administrative Agent, to the Company shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

          2.17 Purpose. The proceeds of the Loans shall be used by the Company solely for general corporate purposes, including acquisitions (including the acquisition of Federal Systems).

          SECTION 3.  REPRESENTATIONS AND WARRANTIES

          In order to induce the Banks to enter into this Agreement and to make the Loans herein provided for, the Company hereby represents and warrants to each Agent and to each Bank that:

          3.1 Financial Condition. (a) The consolidated balance sheet of the Company and its Subsidiaries as at March 31, 1993 and the related consolidated statements of income and retained earnings and of cash flows for the fiscal year ended on such date, reported on by Coopers & Lybrand and (b) the unaudited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 1993 and the related unaudited consolidated statements of income and retained earnings and of cash flows for the fiscal quarter ended on such date, copies of which have heretofore been furnished to each Bank, are complete and correct in all material respects and present fairly (except, with respect to interim reports, for normal year-end adjustments) the consolidated financial condition of the Company and its Subsidiaries as at such date, and the consolidated results of their operations and cash flows for the fiscal period then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by such accountants and as disclosed therein). Except as disclosed on Schedule
3.1 hereto, such audited financial statements, taken together, disclose, in accordance with GAAP, all material contingent liabilities and liability for taxes, long-term leases and unusual forward or long-term commitments of the Company and its Subsidiaries.

          3.2 No Change. Since March 31, 1993 (a) there has been no change in the business, operations, property or financial or other condition of the Company or any of its Subsidiaries which has or could reasonably be expected to have a Material Adverse Effect and (b) no dividends or other distributions have been declared, paid or made upon any shares of capital stock of the Company nor have any shares of capital stock of the Company been redeemed, retired, purchased or otherwise acquired for value by the Company or any of the Subsidiaries except as permitted by Section 6.5.

          3.3 Corporate Existence; Compliance with Law. Each of the Company and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has the corporate power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent that the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.4 Corporate Power; Authorization; Enforceable Obligations. The Company has the corporate power and authority and the legal right to make, deliver and perform this Agreement and the Notes and to borrow hereunder and has taken all necessary corporate action to authorize the borrowings on the terms and conditions of this Agreement and the Notes and to authorize the execution, delivery and performance of this Agreement and the Notes. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement and the Notes, other than those which have been obtained or made and are in full force and effect. This Agreement has been, and each Note will be, duly executed and delivered on behalf of the Company. This Agreement constitutes, and each Note when executed and delivered will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          3.5 No Legal Bar. The execution, delivery and performance of this Agreement and the Notes by the Company, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or any Contractual Obligation applicable to the Company or of any of the Subsidiaries, and will not result in, or require, the creation or imposition of any Lien on any of its or their respective properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

          3.6 No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Company, threatened by or against the Company or any of the Subsidiaries or against any of its or their respective properties or revenues (a) with respect to this Agreement and the Notes or any of the transactions contemplated hereby, or (b) which could reasonably be expected to have a Material Adverse Effect, excluding litigation described in the Company's Form 10-K for the fiscal year ended March 31, 1993 filed with the Securities and Exchange Commission (but not excluding developments with respect thereto occurring after March 31, 1993 not described in such Form 10-
K).

          3.7 No Default. Neither the Company nor any of the Subsidiaries is in default under or with respect to any Contractual Obligation in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

          3.8 Ownership of Property; Liens. Each of the Company and the Subsidiaries has good record and marketable title in fee simple to or valid leasehold interests in all its real property, and good title to all its other property, and none of such property is subject to any Lien, except as permitted in Section 6.3 and except where the failure to have such title could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

          3.9 Taxes. Each of the Company and the Subsidiaries has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Company or the Subsidiaries, as the case may be, and other than those the non-payment of which could not, in the aggregate, reasonably be expected to have a Material Adverse Effect); and no federal income tax liens have been filed and, to the knowledge of the Company, no claims are being asserted with respect to any such taxes, fees or other charges, except any such claims which could not reasonably be expected to have a Material Adverse Effect.

           3.10 Federal Regulations. No part of the proceeds of any Loans hereunder will be used for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of such Board of Governors. If requested by any Bank or the Administrative Agent, the Company will furnish to the Administrative Agent and each Bank a statement to the foregoing effect in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U.

          3.11 ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan which has resulted or could reasonably be expected to result in a liability to the Company or any Substantial Subsidiary in excess of

$2,000,000, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed, by more than $35,000,000, the value of the assets of such Plan allocable to such accrued benefits; provided, however, that with respect to the defined benefit pension plan to be established by Federal Systems, such amount shall be $50,000,000 rather than $35,000,000. Neither the Company nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Company nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Company or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made, where such liability could, in the aggregate, reasonably be expected to have a Material Adverse Effect. No such Multiemployer Plan is in Reorganization or Insolvent.

          3.12 Investment Company Act; Other Regulations. The Company is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended. The Company is not subject to regulation under any Federal or State statute or regulation which limits its ability to incur Indebtedness.

          3.13 Subsidiaries. Except as disclosed on Schedule 3.13, the Subsidiaries listed in the Company's annual report on Form 10-K for its fiscal year ended March 31, 1993 constitute all of the Subsidiaries of the Company on the Effective Date.

          3.14 Environmental Matters. Each of the representations and warranties set forth in paragraphs (a) through (e) of this Section 3.14 is true and correct with respect to each parcel of real property owned or operated by the Company or any Subsidiary (the "Properties"), except to the extent that (i) the facts and circumstances giving rise to any such failure to be so true and correct could not reasonably be expected to have a Material Adverse Effect or (ii) the Company and the Subsidiaries are fully indemnified against any liabilities which may result from any such failure to be so true and correct:

          (a) The Properties do not contain, and have not previously contained, in, on, or under, including, without limitation, the soil and groundwater thereunder, any Hazardous Materials in concentrations which violate Environmental Laws.

          (b) The Properties and all operations and facilities at the Properties are in compliance with all Environmental Laws, and there is no Hazardous Materials contamination or violation of any Environmental Law which could interfere with the continued operation of any of the Properties or impair the fair saleable value of any thereof.

          (c) Neither the Company nor any of the Subsidiaries has received any written complaint, notice of violation, alleged violation, investigation or advisory action or of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with regard to the Properties, nor is the Company aware that any Governmental Authority is threatening to deliver to the Company or any of the Subsidiaries any such notice.

          (d) Hazardous Materials have not been generated, treated, stored, disposed of, at, on or under any of the Properties, nor have any Hazardous Materials been transferred from the Properties to any other location in violation of any Environmental Law.

          (e) There are no governmental, administrative actions or judicial proceedings pending or (to the knowledge of the Company) contemplated under any Environmental Laws to which the Company or any of the Subsidiaries is or (to the knowledge of the Company) will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to any of the Properties.

          3.15 Full Disclosure. All information heretofore furnished by the Company to any Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Company to any Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified. The Company has disclosed to the Banks in writing any and all facts which could reasonably be expected to have a Material Adverse Effect.


          SECTION 4  CONDITIONS PRECEDENT

          4.1 Conditions of Initial Loans. The obligation of each Bank to make its initial Loan hereunder is subject to the satisfaction of the following conditions precedent:

          (a) Agreement and Notes. The Documentation Agent shall have received (i) counterparts of this Agreement duly executed and delivered by the Company, each Agent and each Bank and (ii) for the account of each Bank a Note conforming to the requirements hereof and executed by a duly authorized officer of the Company.

          (b) Legal Opinions. The Documentation Agent shall have received, with a photocopy counterpart for each Bank, (i) an opinion of Willkie
     Farr & Gallagher, counsel to the Company, dated the Closing Date and addressed to the Agents and the Banks, substantially in the form of Exhibit B-1, (ii) an opinion of Eric J. Zahler, Esq., General Counsel of the Company, dated the Closing Date and addressed to the Agents and the Banks, substantially in the form of Exhibit B-2, and given on the express instructions of the Company and (iii) an opinion of Simpson Thacher &
      Bartlett, counsel to the Agents and the Banks, dated the Closing Date and addressed to the Agents and the Banks, in form and substance satisfactory to the Agents.

          (c) Closing Certificate. The Documentation Agent shall have received, with a photocopy counterpart for each Bank, a Closing Certificate of the Company, dated the Closing Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, satisfactory in form and substance to the Documentation Agent and its counsel, executed by the President or any Vice President and the Secretary or any Assistant Secretary of the Company.

          (d) No Proceeding or Litigation; No Injunctive Relief. No action, suit or proceeding before any arbitrator or any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced, no action, suit, proceeding or investigation by any Governmental Authority shall have been threatened and no Requirement of Law shall have been enacted or proposed, in each case as of the Closing Date (i) seeking to restrain, prevent or change the transactions contemplated by this Agreement in whole or in part or questioning the validity or legality of the transactions contemplated by this Agreement or seeking damages in connection with such transactions or
     (ii) which could reasonably be expected to have a Material Adverse
     Effect.

          (e) Consents, Licenses, Approvals, etc. The Documentation Agent shall have received true copies (certified to be such by the President or any Vice President of the Company or other appropriate party) of all consents, licenses and approvals required as of the Closing Date in accordance with applicable law in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the Notes, if the failure to obtain such consents, licenses or approvals, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

          (f) Audited Financial Statements. The Documentation Agent shall have received, with a copy for each Bank, the audited financial statements described in Section 3.1(a), which financial statements shall be in form and substance satisfactory to the Banks as of the Closing Date and shall have been reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit.

          (g) Unaudited Financial Statements. The Documentation Agent shall have received, with a copy for each Bank, the unaudited consolidated financial statements of the Company described in Section 3.1(b), which financial statements shall be in form and substance satisfactory to the Banks as of the Closing Date.

          (h) Indebtedness; Restrictions. The terms and conditions of any Indebtedness and Contingent Obligations (including, without limitation, maturities, interest rates, prepayment and redemption requirements, covenants, defaults, remedies, security provisions and subordination provisions) of the Company or any of the Subsidiaries to remain outstanding after the Closing Date shall be satisfactory to the Banks in all respects as of the Closing Date, and the Banks shall be satisfied as of the Closing Date that the Company and its Subsidiaries are not subject to contractual or other restrictions that would be violated by this Agreement or the transactions contemplated hereby.

          (i) New Developments. As of the Closing Date there shall not have occurred any change, or development or event involving a prospective change, which in either case in the opinion of the Banks could reasonably be expected to have a Material Adverse Effect.

          (j) Undisclosed Information. As of the Closing Date the Banks shall not have become aware of any previously undisclosed materially adverse information with respect to (i) the business, operations, properties, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company to perform its obligations under this Agreement or the Notes or
     (iii) the rights or remedies of the Agents or the Banks hereunder or thereunder.

          (k) Fees. The Agents and the Banks shall have received all fees and expenses required to be paid on or before the Closing Date.

          (l) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date.

          (m) No Default. No Default or Event of Default shall have occurred and be continuing on the Closing Date or after giving effect to the Loans requested to be made on such date, if any.

          (n) Cancellation of Existing Revolving Credit Agreement. The Revolving Credit Agreement dated as of December 2, 1992, as amended, among the Company, the financial institutions parties thereto, Morgan, as documentation agent, Chemical, as administrative agent, Barclays, as agent, and Continental, as co-agent, shall have been cancelled and all obligations thereunder shall have been discharged in full.

          (o) Revolving Credit Agreement. The Revolving Credit Agreement shall have become effective in accordance with Section 4 thereof.

          (p) Additional Documents. The Documentation Agent shall have received each additional document, instrument, legal opinion or item of information reasonably requested by it on or prior to the Closing Date, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which the Company or any Subsidiary may then be a party.

          (q) Additional Matters. All corporate and other proceedings and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Documentation Agent as of the Closing Date, and the Documentation Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions contemplated hereby or thereby as it shall reasonably request on or prior to the Closing Date.

          4.2 Conditions to all Loans. The obligation of each Bank to make any Loan to be made by it hereunder is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date:

          (a) Representations and Warranties. Each of the representations and warranties made by the Company in or pursuant to this Agreement shall be true and correct on and as of such date as if made on and as of such date except to the extent they expressly relate to an earlier date.

          (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loans requested to be made on such date.




Each borrowing by the Company hereunder shall constitute a representation and warranty by the Company as of the date of such borrowing that the conditions contained in this Section 4.2 have been satisfied.


          SECTION 5.  AFFIRMATIVE COVENANTS

          The Company hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Bank or any Agent hereunder, the Company shall and (except in the case of delivery of financial information, reports and notices) shall cause each of the Subsidiaries to:

          5.1  Financial Statements.  Furnish to each Bank:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, reported on without a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit, by independent certified public accountants of nationally recognized standing; and

          (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheets of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and cash flows of the Company and its consolidated Subsidiaries for such quarter (except as to statements of cash flow) and the portion of the fiscal year through such date, setting forth in each case in comparative form the figures for the previous periods which would be required under Form 10-Q promulgated by the Securities and Exchange Commission, certified by a Responsible Officer (subject to normal year-end audit adjustments);

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein (except as approved by such accountants or officer, as the case may be, and disclosed therein).

          5.2  Certificates; Other Information.  Furnish to each Bank:

          (a) concurrently with the delivery of the financial statements referred to in Section 5.1(a) above, a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default, except as specified in such certificate;

          (b) concurrently with the delivery of the financial statements referred to in Sections 5.1(a) and (b) above, a certificate of a Responsible Officer (i) stating that, to the best of such officer's knowledge, the Company during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and in the Notes to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) showing in detail the calculations supporting such statement in respect of Sections 6.1, 6.2, and 6.5;

          (c) within five days after the same are sent, copies of all financial statements and reports which the Company sends to its stockholders, and within five days after the same are filed, copies of all financial statements and reports which the Company may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority; and

          (d) promptly, such additional financial and other information as any Bank may from time to time reasonably request.

          5.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature (other than Indebtedness and Contingent Obligations, which shall be beyond the scope of this Section 5.3), except when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company or its Subsidiaries, as the case may be.

          5.4 Conduct of Business and Maintenance of Existence. With respect to the Company and its Subsidiaries taken as a whole, continue to engage in business of a similar, related, synergistic or complimentary nature as now conducted by it and preserve, renew and keep in full force and effect its corporate existence and maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business and comply in all material respects with all material Contractual Obligations (other than Indebtedness and Contingent Obligations, which shall be beyond the scope of this Section 5.4) and material Requirements of Law (except for Environmental Laws, which shall be governed by Section 5.8), except as otherwise expressly permitted by this Agreement.

          5.5 Maintenance of Property; Insurance. Keep all property useful and necessary in its business in good working order and condition; maintain with financially sound and reputable insurance companies or through a formal self-insurance program insurance on all its property in at least such amounts and against at least such risks but including in any event public liability, product liability and business interruption as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Bank, upon written request, full information as to the insurance carried.

          5.6 Inspection of Property; Books and Records; Discussions. Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and, subject to applicable governmental security and secrecy regulations, permit representatives of any Bank to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired with prior notice to the Company (which can have a representative present if it so chooses), and to discuss the business, operations, properties and financial and other condition of the Company and its Subsidiaries with officers and employees of the Company and its Subsidiaries and with its independent certified public accountants.

          5.7 Notices. Promptly give notice (to be confirmed promptly in writing) to the Administrative Agent and each Bank:

          (a)  of the occurrence of any Default or Event of Default;

          (b) of any (i) default or event of default under any Contractual Obligation of the Company or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

          (c) of any litigation or proceeding affecting the Company or any Subsidiary in which the amount involved is $15,000,000 or more and not covered by insurance; or in which injunctive or similar relief is sought and which could reasonably be expected to have a Material Adverse Effect;

          (d) as soon as possible and in any event within 30 days after the Company knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan which could reasonably be expected to result in any liability to the Company or any Subsidiary in excess of $2,000,000 or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or the Company or any Commonly Controlled Entity with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan. The Company shall deliver to the Administrative Agent and each Bank a certificate of the chief financial officer of the Company setting forth the details thereof and the action that the Company or Commonly Controlled Entity proposes to take with respect thereto;

          (e)  of any put notice received by the Company made pursuant to
Section 2.09 of the Stockholders Agreement;

          (f)  of any change in a Rating; and

          (g) of any change in the business, operations, property or financial or other condition of the Company or any of its Subsidiaries.

Each notice pursuant to this Section 5.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

          5.8  Environmental Laws.

          (a) Comply with, and require compliance by all tenants and subtenants, if any, with, all Environmental Laws and obtain and comply with and maintain, and insure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, registrations or permits required by Environmental Laws, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

          (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required by a Governmental Authority under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities respecting Environmental Laws, except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect; and

          (c) Defend, indemnify and hold harmless the Agents and the Banks, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of or noncompliance with any Environmental Laws applicable to the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, attorney's and consultant's fees, investigation and laboratory fees, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. The agreements in this paragraph shall survive repayment of the Notes and all other amounts payable hereunder.

          5.9 Ratings. Take all reasonable action to enable Moody's and S&P, or their respective successors, to have in effect a published or unpublished rating for the Company's senior unsecured debt.


          SECTION 6.  NEGATIVE COVENANTS

          The Company hereby agrees that, so long as the Commitments remain in effect, any Note remains outstanding and unpaid or any other amount is owing to any Bank or any Agent hereunder, the Company shall not nor shall it permit any Subsidiary to, directly or indirectly:

          6.1 Financial Condition Covenants. (a) Maintenance of Consolidated Net Worth. Permit Consolidated Net Worth on the last day of any fiscal quarter to be less than the sum of (X) $1 billion plus (Y) 40% of Consolidated Net Income, if positive, for the period from April 1, 1993 to the last day of such fiscal quarter.

          (b) Interest Coverage. Permit the ratio of Consolidated Net Income (before consolidated interest expense, interest income and taxes) to consolidated interest expense (net of interest income) for the twelve-month period ending on the last day of any fiscal quarter of the Company to be less than 2.5 to 1.0, commencing with the fiscal quarter ending March 31, 1994.

          6.2 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness under this Agreement and the Revolving Credit Agreement;

          (b) Indebtedness outstanding under the 7% Indenture, the 9-1/8% Indenture, the 8-3/8% Indenture and other Subordinated Debt;

          (c) unsecured Indebtedness incurred in the ordinary course of business consistent with prior practice in respect of commercial and standby letters of credit issued by any financial institution to secure contractual commitments to its customers;

          (d) Customer Advances arising in the ordinary course of business consistent with prior practice;

          (e) Indebtedness arising out of clause (c) of the definition of "Indebtedness" as a result of progress payments or advances made pursuant to government contracts;

          (f) Indebtedness owed by a Wholly Owned Subsidiary to another Wholly Owned Subsidiary and Indebtedness owed to the Company by a Wholly Owned Subsidiary; and

           (g) in addition to any Indebtedness permitted by clauses (a) through (f) above, Funded Debt incurred after the date hereof so long as the ratio of consolidated Funded Debt of the Company and its consolidated Subsidiaries to Consolidated Net Worth as of the last day of the most recently completed fiscal quarter on a pro forma basis (i.e., after giving effect to the incurrence of Funded Debt and the application of the proceeds thereof), as if such debt had been incurred on the first day of such fiscal quarter, would not exceed the ratio set forth below opposite the period in which such most recently completed fiscal quarter occurred:

                   Period                         Ratio

          Closing Date - March 31, 1995           1.65:1
          April 1, 1995 - March 31, 1996          1.40:1
          April 1, 1996 - March 31, 1997          1.25:1
          Thereafter                              1.00:1

Notwithstanding the foregoing, (x) no Subsidiary shall create, incur, assume or suffer to exist any Funded Debt other than intercompany debt permitted by clause (f) above if the principal amount of such Funded Debt exceeds 10% of Consolidated Net Worth, and (y) no Funded Debt shall be created, incurred or assumed after the occurrence of a Default or Event of Default or if such creation, incurrence or assumption would result in a Default or Event of Default, unless the Company shall obtain the written consent of the Required Banks prior to such creation, incurrence or assumption.

          6.3 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except:

          (a) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or the appropriate Subsidiary, as the case may be, in accordance with GAAP;

          (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings;

          (c) pledges or deposits in connection with workmen's compensation, unemployment insurance and other social security legislation and deposits securing liabilities to insurance carriers under insurance and self-insurance agreements;

          (d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (e) easements, rights-of-way, restrictions and other Liens incurred in the ordinary course of business which do not secure Indebtedness and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Company or any Subsidiaries;

          (f) Liens in favor of the United States of America for amounts paid to the Company or any of the Subsidiaries as progress payments under government contracts entered into by it;

          (g) (i) Liens which were in existence on March 31, 1993 and which secured obligations reflected in the audited balance sheet referred to in
Section 3.1(a) hereof, (ii) immaterial Liens created after March 31, 1993 and in existence on the Effective Date, (iii) Liens on the assets of Loral Vought Systems, Inc., and (iv) Liens on the assets of Federal Systems and its Subsidiaries existing on the date of the acquisition thereof by the Company and renewals and extensions of any of the foregoing which do not increase the principal amount of the obligations secured thereby or extend to or cover any property other than the property covered by any such Lien or property covered by another permitted Lien on March 31, 1993, the Effective Date or such date of acquisition, as the case may be;

          (h) Liens on assets of corporations which become Subsidiaries after the date of this Agreement; provided, that such Liens existed at the time the respective corporations become Subsidiaries and were not created in anticipation thereof;

          (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

          (j) Liens upon real and/or personal property, which property was acquired after the Effective Date by the Company or any Subsidiary in the ordinary course of business, each of which Liens was created solely for the purpose of securing Indebtedness incurred for the purpose of financing such acquisition or for the purpose of securing any refinancings or renewals thereof; provided, that no such Lien shall extend to or cover any property of the Company or any such Subsidiary other than the respective property so acquired and improvements thereon, and the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the fair market value (as determined in good faith by the board of directors of the Company) of the respective property at the time it was acquired; and

          (k)  Liens created pursuant to Section 2.6(c) and pursuant to
Section 2.6(c) of the Revolving Credit Agreement.

          6.4 Limitation on Fundamental Changes. (a) Enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) except that any Subsidiary may be merged or consolidated (i) with or into the Company (provided that the Company shall be the continuing or surviving corporation) or (ii) with or into any one or more Wholly Owned Subsidiaries (including any entity that, after giving effect to such merger or consolidation, is a Wholly Owned Subsidiary) other than a Wholly Owned Subsidiary domiciled outside the United States of America (provided that the Wholly Owned Subsidiary shall be the continuing or surviving corporation); or

          (b) convey, sell, lease, transfer or otherwise dispose of any assets in a transaction or series of related transactions if the fair market value of such assets (determined by the Board of Directors of the Company in good faith) is greater than 10% of Consolidated Net Worth, except that:

          (i) any Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or a Wholly Owned Subsidiary (other than a Wholly Owned Subsidiary domiciled outside the United States of America);

         (ii) the Company or any Subsidiary may sell, lease, transfer or otherwise dispose of inventory in the ordinary course of business;

        (iii) the Company or any Subsidiary may sell, transfer or otherwise dispose of Cash Equivalents in exchange for a comparable amount of cash and/or Cash Equivalents;



         (iv) the Company and its Subsidiaries may sell receivables in a principal amount not to exceed $100,000,000 at any one time outstanding to a special purpose vehicle for the purpose of a receivables-based financing;

          (v) the Company or any Subsidiary may convey, sell, lease, transfer or otherwise dispose of any assets in a transaction or series of related transactions if the fair market value of such assets (determined by the Board of Directors of the Company in good faith) is greater than 10% of Consolidated Net Worth and the amount of such excess is used to prepay the Loans and to permanently reduce the Commitments and to prepay loans and to permanently reduce commitments under the Revolving Credit Agreement, ratably based on the then Commitments and commitments under the Revolving Credit Agreement; and

         (vi) any Subsidiary may sell assets pursuant to existing Contractual Obligations disclosed on Schedule 6.4.

          6.5 Limitation on Restricted Payments. (a) Declare or pay any dividends (other than dividends payable solely in stock of the Company or Historical Dividends) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any shares of any class of stock of the Company or any Subsidiary (except dividends payable to the Company and dividends by LAH on the Series S Preferred Stock issued by LAH), whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Company or any Subsidiary, or permit any Subsidiary to make any payment on account of, or purchase or otherwise acquire, any shares of any class of stock of the Company or any Subsidiary from any Person (all of the foregoing shall collectively be referred to as "Restricted Payments"), except that, so long as no Default or Event of Default has occurred and is continuing or would result from the making of such Restricted Payment, the Company may make a Restricted Payment if the sum of (i) such Restricted Payment plus (ii) the Restricted Payments made from the Closing Date through any date of determination, shall not exceed an amount equal to the sum of (A) $100,000,000 plus (B) 25% of the aggregate (if positive) Consolidated Net Income from April 1, 1993 through the end of the fiscal quarter immediately preceding such date of determination; or

          (b) make any Investment (other than pursuant to clauses (b) through (h) of Section 6.6) or incur, directly or indirectly, any Contingent Obligation (all of the foregoing shall collectively be referred to as "Other Restricted Payments"), except that, so long as no Default or Event of Default has occurred and is continuing or would result from the making of such Other Restricted Payment, the Company may make an Other Restricted Payment if the sum of (i) such Other Restricted Payment plus (ii) the Other Restricted Payments made from the Closing Date through any date of determination, shall not exceed an amount equal to the sum of (A) 100% of the aggregate Equity Issuance Proceeds received by the Company or any Subsidiary subsequent to April 1, 1992 plus (B) upon any Person becoming a Wholly Owned Subsidiary, the amount of any Investments made by the Company or any Wholly Owned Subsidiary in such Person (other than Investments permitted by Section 6.6) prior to such time plus (C) the proceeds from the sale of any Investment made with an Other Restricted Payment permitted by this Section 6.5.

The value of any dividends paid other than in cash and the value of any Investments made other than in cash shall be the value determined in good faith by the Board of Directors of the Company and evidenced by a resolution of such Board.

          6.6 Investments. Make, commit to make or maintain any Investment, except:

          (a)  as permitted by Section 6.5;

          (b) Investments by the Company existing on the date hereof as set forth on Schedule 6.6;

          (c) Investments by the Company or Subsidiaries in Wholly Owned Subsidiaries and Investments by Subsidiaries in the Company;

          (d) Investments in accounts, contract rights and chattel paper (as defined in the Uniform Commercial Code), and notes receivable, arising or acquired in the ordinary course of business;

          (e)  Investments in Cash Equivalents;

          (f) short-term Investments in adjustable rate preferred stock issued by an issuer rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody's;

          (g)  Excluded Employee Loans; and

          (h) Investments consisting of the purchase by the Company of Federal Systems under the Asset Purchase Agreement referred to in the definition of "Federal Systems" set forth in Section 1.1.

          6.7 Affiliates. Enter into any transaction, including, without limitation, the purchase, sale or exchange of property or the rendering of any services, with any Affiliate (other than a Wholly Owned Subsidiary) or enter into, assume or suffer to exist any employment or consulting contract with any such Affiliate, except any contract disclosed in the Company's Form 10-K for the fiscal year ended March 31, 1993 filed with the Securities and Exchange Commission (including any modification or amendment to any such contract that, in the reasonable judgment of the Company, is no less favorable to the Company than such contract) and any transaction or contract which is in the ordinary course of the Company's business and which is upon fair and reasonable terms no less favorable to the Company than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

          6.8 Sale and Leaseback. After the date hereof, enter into any arrangement with any Person providing for the leasing by the Company or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Company or any

Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Company or such Subsidiary, unless the amount by which all such transactions occurring after the Effective Date exceeds $50,000,000 is applied by the Company to prepay the Loans and to permanently reduce the Commitments.

          6.9 Corporate Documents. Amend its Certificate of Incorporation in any material respect adverse to the Banks (except to increase the number of authorized shares of common stock).

          6.10 Restrictions on Subsidiaries. Permit any Wholly Owned Subsidiary to enter into any agreement which prohibits or restricts the ability of such Wholly Owned Subsidiary to (i) pay dividends or make any other distributions on its capital stock (other than the Series S Preferred Stock issued by LAH), or any other interest or participation in, or measured by, its profits, owned by the Company or any of its Wholly Owned Subsidiaries, or pay any Indebtedness owed to the Company or any of its Wholly Owned Subsidiaries,
(ii) make loans or advances to the Company or any of its Wholly Owned Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Wholly Owned Subsidiaries, except for such encumbrances or restrictions existing under or by reason of: (A) the terms of this Agreement,
(B) applicable law, (C) customary non-assignment provisions entered into in the ordinary course of business and consistent with past practices, (D) the terms of purchase money obligations for property acquired in the ordinary course of business, but only to the extent that such purchase money obligations restrict or prohibit the transfer of the property so acquired, (E) any encumbrance or restriction with respect to a Wholly Owned Subsidiary of the Company that is not a Wholly Owned Subsidiary of the Company on the Effective Date which encumbrance or restriction is in existence at the time such person becomes a Wholly Owned Subsidiary of the Company or is created on the date it becomes a Wholly Owned Subsidiary of the Company, (F) any encumbrance or restriction with respect to a Wholly Owned Subsidiary of the Company imposed pursuant to an agreement which has been entered into for the sale or disposition of all or substantially all the capital stock or assets of such Wholly Owned Subsidiary or (G) any encumbrance or restriction existing under any agreement which refinances or replaces the agreement described in clause (A); provided, that the terms and conditions of any such encumbrances or restrictions contained in any such agreement constitute no greater encumbrance or restriction on the ability of any Wholly Owned Subsidiary to pay dividends or make distributions, make loans or advances or transfer properties or assets than those under or pursuant to the agreement evidencing the Indebtedness or obligations refinanced.

          SECTION 7.  EVENTS OF DEFAULT

          Upon the occurrence of any of the following events:

          (a) The Company shall fail to pay any principal of any Notes when due in accordance with the terms thereof or hereof; or the Company shall fail to pay any interest on any Notes, or any fee or other amount payable hereunder, within five days after any such amount becomes due in accordance with the terms thereof or hereof; or

          (b) Any representation or warranty made or deemed made by or on behalf of the Company herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c) The Company shall default in the observance or performance of any agreement contained in Section 6; or

          (d) The Company shall default in the observance or performance of any other agreement contained in this Agreement, and such default shall continue unremedied for a period of 30 days; or

          (e) The Company or any of its Subsidiaries shall (A) default in any payment of principal of or interest on any Indebtedness (other than the Notes) or in the payment of any Contingent Obligation, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created and (I) the aggregate principal amount of
(x) all such Indebtedness equals or exceeds $15,000,000 or (y) all such Contingent Obligations equals or exceeds $100,000,000 and (II) with respect to a default in the payment of interest by the Company or any Subsidiary, the effect of such default is to cause, or permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable or (B) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or such Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or such Contingent Obligation to become payable; or

          (f) (i) The Company or any of its Substantial Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Company or any of its Substantial Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Company or any of its Substantial Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above which
(A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Company or any of its Substantial Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or
(iv) the Company or any of its Substantial Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Company or any of its Substantial Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

          (g) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Company or any Commonly Controlled Entity shall, or is, in the reasonable opinion of the Required Banks, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Company or any of its Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Company and its Subsidiaries taken as a whole;

          (h) One or more judgments or decrees shall be entered against the Company or any of its Substantial Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) of $15,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

          (i)  A Change in Control shall occur; or

          (j) An Event of Default shall occur under Section 7 of the Revolving Credit Agreement;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken, without prejudice to the rights of any Bank to enforce its claims against the
Company: (i) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice to the Company, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Banks, the Administrative Agent may, or upon the request of the Required Banks, the Administrative Agent shall, by notice of default to the Company, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


          SECTION 8.  THE AGENTS

          8.1 Appointment. Each Bank hereby irrevocably designates Morgan as the Documentation Agent of such Bank under this Agreement and each such Bank irrevocably authorizes Morgan, as the Documentation Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Documentation Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Each Bank hereby irrevocably designates and appoints Chemical as the Administrative Agent of such Bank under this Agreement, and each such Bank irrevocably authorizes Chemical, as the

Administrative Agent for such Bank, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Each Bank hereby irrevocably designates and appoints each of Barclays and Continental as an Agent of such Bank under this Agreement, and each such Bank irrevocably authorizes each of Barclays and Continental, as an Agent for such Bank, to take action on its behalf under this Agreement. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Agents shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agents.

          8.2 Delegation of Duties. The Agents may execute any of their duties under this Agreement by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agents shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by any of them with reasonable care.

          8.3 Exculpatory Provisions. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement (except for its or such Person's own gross negligence or willful misconduct), or (ii) responsible in any manner to any of the Banks for any recitals, statements, representations or warranties made by the Company or any officer thereof contained in this Agreement or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the Notes or for any failure of the Company to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Company.

          8.4 Reliance by Agents. The Agents shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by them to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Company), independent accountants and other experts selected by the Agents. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate or it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the Notes in accordance with a request of the Required Banks, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Banks and all future holders of the Notes.

          8.5 Notice of Default. The Agents shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Banks. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Banks; provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Banks.

          8.6 Non-Reliance on Agents and Other Banks. Each Bank expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of the Company, shall be deemed to constitute any representation or warranty by such Agent to any Bank. Each Bank represents to the Agents that it has, independently and without reliance upon the Agents or any other Bank, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company and made its own decision to make its Loans hereunder and enter into this Agreement. Each Bank also represents that it will, independently and without reliance upon the Agents or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and/or decisions in taking or not taking action under this Agreement, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and/or other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly required to be furnished to the Banks by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Bank with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of such Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          8.7 Indemnification. The Banks agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Notes) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; provided, that no Bank shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent's gross negligence or willful misconduct. If any such amount with respect to which the Banks have indemnified such Agent is recovered from the Company, such Agent shall return the amount so recovered to the Banks which so indemnified such Agent, but without interest, unless the Company has paid interest. The agreements in this Section shall survive the payment of the Notes and all other amounts payable hereunder.

          8.8 Each Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Company as though such Agent were not an Agent hereunder. With respect to its Loans made or renewed by it and any Note issued to it, each Agent shall have the same rights and powers under this Agreement as any Bank and may exercise the same as though it were not an Agent, and the terms "Bank" and "Banks" shall include each Agent in its individual capacity. Each Bank and Transferee acknowledges that each of Morgan, Chemical, Barclays and Continental is an agent and a lender under the Revolving Credit Agreement.

           8.9 Successor Agents. An Agent may resign as such upon 10 days' notice to the Banks and the Company; provided, that such resignation shall not become effective until a successor Agent is appointed in accordance with this
Section 8.9. If such Agent shall resign as an Agent under this Agreement, then the

Required Banks shall appoint from among the Banks a successor agent for the Banks which successor agent shall be approved by the Company, whereupon such successor agent shall succeed to the rights, powers and duties of such Agent, and any references to such Agent herein or in the Notes shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as such shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After any retiring Agent's resignation as such, the provisions of this Section 8.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent under this Agreement.


          SECTION 9.  MISCELLANEOUS

          9.1 Amendments and Waivers. Neither this Agreement, any Note, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 9.1. With the written consent of the Required Banks, the Documentation Agent, on behalf of the Banks and the Agents, and the Company may, from time to time, enter into written amendments, supplements or modifications hereto and to the Notes for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of the Banks or of the Company hereunder or thereunder or waiving, on such terms and conditions as the Documentation Agent may specify in such instrument, any of the requirements of this Agreement or the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (a) reduce the amount or extend the scheduled maturity of any Note, or reduce the rate or extend the time of payment of interest thereon, or reduce any fee payable to any Bank hereunder, or reduce the principal amount of any Note, or change the amount of any Bank's Commitment, in each case without the written consent of each Bank affected thereby, or (b) amend, modify or waive any provision of this Section 9.1, or reduce the percentage specified in the definition of Required Banks, or consent to the assignment or transfer by the Company of any of its rights and obligations under this Agreement, or release amounts in the Cash Collateral Account other than in accordance with Section 2.6 in each case without the written consent of all the Banks, or (c) amend, modify or waive any provision of Section 8 without the written consent of the then Agents.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Banks and shall be binding upon the Company, the Banks, the Agents and all future holders of the Notes. In the case of any waiver, the Company, the Banks and the Agents shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

          9.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy or telex), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, or, in the case of telex notice, when sent, answerback received, addressed as follows in the case of the Company and the Agents, and as set forth in Schedule I in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Company:             Loral Corporation
                         600 Third Avenue
                         New York, New York  10016
                         Attention:  Michael P. DeBlasio
                         Senior Vice President - Finance
                         Telecopy:  212-661-8988
                         Telex:  64401
                         Answerback:  LORAL CORP

               with a copy to:

                         Loral Corporation
                         600 Third Avenue
                         New York, New York  10016
                         Attention:  General Counsel

The Documentation
  Agent:                 Morgan Guaranty Trust Company
                           of New York
                         60 Wall Street
                         New York, New York 10260-0600
                         Attention:  Robert M. Osieski
                         Telecopy:  212-648-5014

               with a copy to:

                         James T. Knight, Esq.
                         Simpson Thacher & Bartlett
                         425 Lexington Avenue
                         New York, New York  10017
                         Telecopy:  212-455-2502

The Administrative
  Agent:                 Chemical Bank
                         1375 Broadway, 8th Floor
                         New York, New York 10018
                         Attention:  John C. Riordan
                         Telecopy:  212-827-4497
               with a copy to:

                         Chemical Bank Agency
                           Services Corporation
                         Grand Central Tower
                         140 East 45th Street, 29th Floor
                         New York, New York  10017
                         Attention:  Sandra Miklave
                         Telecopy:  212-270-0854

The Agent:               Barclays Bank PLC
                         222 Broadway, 11th Floor
                         New York, New York  10038
                         Attention:  S. Clarke Moody
                         Telecopy:  212-412-7580

The Agent:               Continental Bank, N.A.
                         520 Madison Avenue, 3rd Floor
                          New York, New York 10022
                         Attention:  Robert P. McKillip
                         Telecopy:  212-688-2905


; provided, that any notice, request or demand to or upon the Agents or the Banks pursuant to Sections 2.3, 2.5, 2.6 and 2.7 shall not be effective until received.

          9.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Bank, any right, remedy, power or privilege hereunder or under the Notes shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided or provided in the Notes are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.4 Survival of Representations and Warranties. All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes.

          9.5 Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse each Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation and execution of, and any amendment, supplement or modification to, this Agreement and the Notes and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Agents, (b) to pay or reimburse each Bank and the Agents for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes and any such other documents, including, without limitation, fees and disbursements of counsel to the Agents and to the several Banks (including, without limitation, the allocated costs of in-house counsel), (c) to pay, indemnify, and hold each Bank and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes and any such other documents, and (d) to pay, indemnify, and hold each Bank and the Agents (and their respective directors, officers, employees and agents) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to or arising out of the execution, delivery, enforcement, performance, syndication and administration of this Agreement, the Notes and any such other documents and the use of proceeds of the Loans (all the foregoing, collectively, the "indemnified liabilities"); provided, that the Company shall have no obligation hereunder to any Agent or any Bank with respect to indemnified liabilities arising from the gross negligence or willful misconduct of any such Agent or any such Bank. The agreements in this Section 9.5 shall survive repayment of the Notes and all other amounts payable hereunder.

          9.6 Successors and Assigns; Participations; Purchasing Banks. (a) This Agreement shall be binding upon and inure to the benefit of the Company, the Banks, the Agents, all future holders of the Notes, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

          (b) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("Participants") participating interests in any Loan owing to such Bank, any Note held by such Bank, the Commitment of such Bank or any other interest of such Bank hereunder; provided, that if the Participant is not an Affiliate of such Bank or another Bank, such Bank shall obtain the prior consent of the Company to such sale of participating interests (which consent shall not be unreasonably withheld or delayed); and provided further, that such Bank shall reserve solely unto itself, and shall not grant to any Participant, any part or all of its right to agree to the amendment, modification or waiver of any of the terms of this Agreement, its Note or any document related thereto, except to the extent that such amendment, modification or waiver would reduce the principal of, or interest on, the Notes or any fees payable hereunder, in each case to the extent subject to such participation, or postpone the date of the final maturity of, or any date fixed for any payment of interest on, the Notes, in each case to the extent subject to such participation. In the event of any such sale by a Bank of a participating interest to a Participant, such Bank's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Bank shall remain solely responsible for the performance thereof, such Bank shall remain the holder of any such Note for all purposes under this Agreement and the Company, the Documentation Agent, and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. The Company agrees that if amounts outstanding under this Agreement and the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Note; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 9.7. The Company also agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.5 with respect to its participation in the Commitments and the Loans outstanding from time to time; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

          (c) Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, and (if the Purchasing Bank is not an Affiliate of such Bank or an existing Bank) with the prior consent of the Company (which shall not be unreasonably withheld or delayed), at any time sell to one or more banks or financial institutions ("Purchasing Banks") all or any part of its rights and obligations under this Agreement and the Notes, pursuant to a Commitment Transfer Supplement, executed by such Purchasing Bank and such transferor Bank, and delivered to the Administrative Agent for its acceptance and recording in the Register; provided, that if the Purchasing Bank is not an Affiliate of such Bank or an existing Bank any sale of Loans shall be in an amount equal to the lesser of (i) such Bank's Commitment and
(ii) $6,250,000; and provided, further, that no Bank may sell any part of its rights and obligations under this Agreement and the Notes to a Purchasing Bank unless a ratable share of its rights and obligations under the Revolving Credit Agreement are simultaneously sold to such Purchasing Bank. Upon such execution, delivery, acceptance and recording, from and after the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, (x) the Purchasing Bank thereunder shall be a party hereto and, to the extent provided in such Commitment Transfer Supplement, have the rights and obligations of a Bank hereunder with a Commitment as set forth therein, and (y) the transferor Bank thereunder shall, to the extent provided in such Commitment Transfer Supplement, be released from its obligations under this Agreement (and, in the case of a Commitment Transfer Supplement covering all or the remaining portion of a transferor Bank's rights and obligations under this Agreement, such transferor Bank shall cease to be a party hereto). Such Commitment Transfer Supplement shall be deemed to amend this Agreement to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Bank and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Bank of all or a portion of the rights and obligations of such transferor Bank under this Agreement and the Notes. On or prior to the Transfer Effective Date determined pursuant to such Commitment Transfer Supplement, the Company, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Purchasing Bank in an amount equal to the Commitment assumed by it pursuant to such Commitment Transfer Supplement and, if the transferor Bank has retained a Commitment hereunder, a new Note to the order of the transferor Bank in an amount equal to the Commitment retained by it hereunder. Such new Notes shall be dated the Closing Date and shall otherwise be in the form of the Notes replaced thereby. The Note surrendered by the transferor Bank shall be returned by the Administrative Agent to the Company marked "cancelled".

          (d) The Administrative Agent shall maintain at its address referred to in Section 9.2 a copy of each Commitment Transfer Supplement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Banks and the Commitment of, and principal amount of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Bank at any reasonable time and from time to time upon reasonable prior notice.

          (e) Upon its receipt of a Commitment Transfer Supplement executed by a transferor Bank and a Purchasing Bank together with payment to the Administrative Agent of a registration and processing fee of $4,000, the Administrative Agent shall (i) promptly accept such Commitment Transfer Supplement and (ii) on the Transfer Effective Date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Documentation Agent, the Banks and the Company.

          (f) The Company authorizes each Bank to disclose to any Participant or Purchasing Bank (each, a "Transferee") and any prospective Transferee any and all financial information in such Bank's possession concerning the Company and its affiliates which has been delivered to such Bank by or on behalf of the Company pursuant to this Agreement or which has been delivered to such Bank by or on behalf of the Company in connection with such Bank's credit evaluation of the Company and its affiliates prior to becoming a party to this Agreement; provided, that such Transferee or prospective Transferee agrees in writing to be bound by the confidentiality provisions set forth in Section
9.14 hereof.

          (g) If, pursuant to this Section 9.6, any interest in this Agreement or any Note is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Bank shall cause such Transferee, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Bank (for the benefit of the transferor Bank, the Agents and the Company) that under applicable law and treaties no taxes will be required to be withheld by the Administrative Agent, the Company or the transferor Bank with respect to any payments to be made to such Transferee in respect of the Loans, (ii) to furnish to the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and the Company) either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein such Transferee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder) and an Internal Revenue Service Form W-8 or W-9 or successor applicable form (wherein such Transferee claims exemption from United States backup withholding tax) and (iii) to agree (for the benefit of the transferor Bank, the Agents and the Company) to provide the transferor Bank (and, in the case of any Purchasing Bank registered in the Register, the Administrative Agent and the Company) a new Form 4224 or 1001 or Form W-8 or W-9 upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such Transferee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding and backup withholding tax exemptions.

          (h) Nothing herein shall prohibit any Bank from pledging or assigning any Note to any Federal Reserve Bank in accordance with applicable law.

          9.7 Adjustments; Set-off. (a) If any Bank (a "benefitted Bank") shall receive any payment of all or part of its Loans or interest thereon, or receive any collateral in respect of its Loans (in each case whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in clause (f) of Section 7, or otherwise) in a greater proportion than any such payment to and collateral received by any other Bank, if any, in respect of such other Bank's Loans or interest thereon, or Loans or interest thereon, such benefitted Bank shall purchase for cash from the other Banks such portion of each such other Bank's Loans, or shall provide such other Banks with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefitted Bank to share the excess payment or benefits of such collateral or proceeds ratably with each of the Banks; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefitted Bank, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Company agrees that each Bank so purchasing a portion of another Bank's Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Bank were the direct holder of such portion.

          (b) In addition to any rights and remedies of the Banks provided by law, each Bank shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, upon any amount becoming due and payable by the Company hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise) to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Bank to or for the credit or the account of the Company. Each Bank agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Bank; provided, that the failure to give such notice shall not affect the validity of such set-off and application.

           9.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.9 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Agent.

          9.10 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT

AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          9.11 Submission To Jurisdiction; Waivers. The Company hereby irrevocably and unconditionally:

          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement or the Notes, or for recognition and enforcement of any judgement in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be affected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Company at its address set forth in Section 9.2 or at such other address of which the Agent shall have been notified pursuant thereto;

          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          9.12 WAIVERS OF JURY TRIAL. THE COMPANY, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES AND FOR ANY COUNTERCLAIM THEREIN.

          9.13 Integration. This Agreement represents the agreement of the Company, the Agents and the Banks with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by any Agent or any Bank relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes.

          9.14 Confidentiality. The Banks shall hold all non-public information obtained pursuant to the requirements of this Agreement which has been identified as such by the Company in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure reasonably required by a bona fide prospective Purchasing Bank or Participant in connection with the contemplated transfer of any Note or participation therein (subject to such prospective Purchasing Bank's or Participant's compliance with Section 9.6(f) hereof) or as required or requested by any Governmental Authority or representative thereof or pursuant to legal process.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

                              LORAL CORPORATION


                              By: /s/ Nicholas C. Moren
                                 Title:  Vice President and
                                         Treasurer


                              MORGAN GUARANTY TRUST COMPANY
                                OF NEW YORK, as Documentation
                                Agent and as a Bank


                              By: /s/ Caroline R. Shapiro
                                  Title:  Vice President


                              CHEMICAL BANK, as
                                Administrative Agent and as
                                a Bank


                              By: /s/ John C. Riordan
                                  Title:  Vice President


                              BARCLAYS BANK PLC, as Agent and
                                as a Bank


                              By: /s/ Richard Lane
                                  Title:  Associate Director

                              CONTINENTAL BANK, N.A.,
                                as Agent and as a Bank


                              By: /s/ Kathryn W. Robinson
                                  Title:  Vice President

                              ABN AMRO BANK N.V., NEW YORK BRANCH,
                                as a Bank

                              By: /s/ Nancy F. Watkins
                                  Title:  Group Vice President

                              By: /s/ Margaret P. Hannahoe
                                  Title:  Assistant Vice President

                              NATIONSBANK OF NORTH CAROLINA,
                                N.A., as a Bank

                              By: /s/ Sally L. Hazard
                                  Title:  Senior Vice President


                              DEUTSCHE BANK AG, NEW YORK
                                AND/OR CAYMAN ISLANDS
                                BRANCH, as a Bank

                              By: /s/ Bowen T. Depke
                                  Title:  Assistant Vice President


                              By: /s/ Rolf-Peter Mikolayczyk
                                  Title:  Director


                              THE INDUSTRIAL BANK OF JAPAN,
                                LIMITED, NEW YORK BRANCH, as
                                a Bank


                              By: /s/ Takeshi Kawano
                                 Title:  Senior Vice President


                              ROYAL BANK OF CANADA, as a Bank


                              By: /s/ Alexander Birr
                                 Title:  Senior Manager


                              BANCA COMMERCIALE ITALIANA,
                                NEW YORK BRANCH, as a Bank


                              By: /s/ Charles Dougherty
                                 Title:  Vice President

                              By: /s/ Julia M. Welch
                                 Title:  Assistant Vice President


                              BANK OF AMERICA NATIONAL TRUST
                                AND SAVINGS ASSOCIATION,
                                as a Bank


                              By: /s/ Thomas J. Somers
                                 Title:  Vice President

                              THE BANK OF NEW YORK, as a Bank


                              By: /s/ Mary Anne Zagroba
                                 Title:  Vice President



                              BANQUE NATIONALE DE PARIS, as a
                                Bank



                              By: /s/ Richard Cushing
                                 Title:  Assistant Vice President

                              By: /s/ Michael E. Boches
                                 Title:  Assistant Vice President



                              LTCB TRUST COMPANY, as a Bank


                              By: /s/ John J. Sullivan
                                 Title:  Executive Vice President


                              PNC BANK, NATIONAL ASSOCIATION,
                                as a Bank


                              By: /s/ Mark Williams
                                 Title:  Vice President



                              SOCIETE GENERALE, NEW YORK
                                BRANCH, as a Bank


                              By: /s/ Salvatore Galatioto
                                 Title:  Vice President



                              J.P. MORGAN DELAWARE, as a Bank


                              By: /s/ Philip S. Detjens
                                 Title:  Vice President

                              CREDIT LYONNAIS, NEW YORK
                              BRANCH, as a Bank


                              By: /s/ Mark Campelloni
                                 Title:  Vice President



                              MELLON BANK, N.A., as a Bank


                              By: /s/ David R. Evans
                                 Title:  Vice President



                              NATIONAL CITY BANK, as a Bank


                              By: /s/ Jeffrey J. Tengel
                                 Title:  Vice President


                              THE NIPPON CREDIT BANK, LTD.,
                                as Bank


                              By: /s/ Clifford Abramsky
                                  Title:  Vice President and Manager



                              BAYERISCHE LANDESBANK
                                 GIROZENTRALE, as a Bank


                              By: /s/ Wilfried Freudenberger
                                  Title:  Executive Vice President
                                          and General Manager

                              By: /s/ Peter Obermann
                                 Title:  First Vice President
                                         Manager Corporate Finance



                              CANADIAN IMPERIAL BANK OF
                                 COMMERCE, (NEW YORK AGENCY),
                                 as a Bank


                              By: /s/ Brian E. O'Callahan
                                 Title:  Authorized Signatory

                              CREDIT SUISSE, as a Bank


                              By: /s/ Chris T. Horgan
                                 Title:  Associate

                              By: /s/ Michael C. Mast
                                 Title:  Member of Senior
                                         Management



                              THE CHASE MANHATTAN BANK, N.A.,
                                 as a Bank


                              By: /s/ Patricia B. Bril
                                 Title:  Managing Director



                              THE FUJI BANK, LIMITED, NEW
                                 YORK BRANCH, as a Bank


                              By: /s/ Takashi Nagao
                                 Title:  Vice President and Manager



                              THE MITSUBISHI BANK, LIMITED,
                                NEW YORK BRANCH, as a Bank


                              By: /s/ J. Bruce Meredith
                                 Title:  Senior Vice President
                                         and Manager



                              THE SANWA BANK LIMITED, as
                                 a Bank


                              By: /s/ Y. Maeda
                                 Title:  Vice President



                              THE BANK OF NOVA SCOTIA, as a
                                 Bank


                              By: /s/ Terry K. Fryett
                                 Title:  Vice President

                              SUMITOMO BANK, LIMITED, NEW
                                 YORK BRANCH, as a Bank


                              By: /s/ E. Sumino
                                 Title:  Joint General Manager



                              WELLS FARGO BANK, N.A., as a
                                 Bank


                              By: /s/ Kathleen J. Harrison
                                 Title:  Vice President

                                                             SCHEDULE I TO
                                                             364-DAY REVOLVING
                                                             CREDIT AGREEMENT

                    Commitments and Commitment Percentages


                                                       Commitment
          Bank                     Commitments         Percentages


Morgan Guaranty Trust              $14,705,900              2.941%
  Company of New York
60 Wall Street
New York, New York 10260-0060
Attention:  Robert M. Osieski, VP
Telecopy:  (212) 648-5014

Domestic Lending Office:

Morgan Guaranty Trust
  Company of New York
60 Wall Street
Attention:  Loan Department
New York, New York 10260

Eurodollar Lending Office:

Morgan Guaranty Trust
  Company of New York
Nassau, Bahamas Office
c/o J.P. Morgan Services, Inc.
Loan Operations - 3rd Floor
500 Stanton Christiana Road
Newark, Delaware 19713

Chemical Bank                       27,941,192              5.588%
1375 Broadway
New York, New York  10018
Attention: John C. Riordan, VP
Telecopy:  (212) 827-4497

Domestic Lending Office and
  Eurodollar Lending Office:

Chemical Bank
270 Park Avenue
New York, New York  10017

                                                            Commitment
         Bank                       Commitmants             Percentages

Barclays Bank PLC                   27,941,192              5.588%
222 Broadway
New York, New York  10038
Attention:  S. Clarke Moody,
            Director
Telecopy:   (212) 412-7580

Domestic Lending Office and
  Eurodollar Lending Office:

Barclays Bank PLC
222 Broadway
New York, New York  10038

Continental Bank, N.A.              27,941,192              5.588%
231 South LaSalle
Chicago, Illinois 60697
Attention: Ken Washington
Telecopy:  (312) 828-5140


Domestic Lending Office and
  Eurodollar Lending Office:

Continental Bank, N.A.
231 South LaSalle
Chicago, Illinois  60697
Attention:  Josephine Guzman

ABN AMRO Bank N.V.,                  7,352,940              1.471%
  New York Branch
500 Park Avenue
2nd Floor
New York, New York 10022
Attention:  Margaret P. Hannahoe,
            Corporate Banking
            Officer
Telecopy: (212) 832-7129

Domestic Lending Office and
  Eurodollar Lending Office:

ABN AMRO Bank N.V.
  New York Branch
500 Park Avenue
2nd Floor
New York, New York 10022

                                                            Commitment
         Bank                       Commitments             Percentages

Nationsbank of North                20,588,232              4.118%
  Carolina, N.A.
100 North Tryon Street
Charlotte, NC 28255
Attention:  Lisa McClelland
Telecopy: (704) 386-8694

Domestic Lending Office and
  Eurodollar Lending Office:

Nationsbank of North
  Carolina, N.A.
100 North Tryon Street
Charlotte, NC 28255
Attention:  Lisa McClelland
Telecopy: (704) 386-8694

With Copy to the New York Office:

NationsBank
767 Fifth Avenue
23rd Floor
New York, New York 10153
Attention:  Sally Hazard
Telecopy:  (212) 593-1083

Deutsche Bank AG                    20,588,232              4.118%
  New York Branch
31 West 52d Street
24th Floor
New York, New York 10019
Attention: Rolf Peter Mikolayczyk,
           VP
Telecopy:  (212) 474-8212

Domestic Lending Office:

Deutsche Bank AG, New York Branch
31 West 52nd Street
24th Floor
New York, New York  10019

Eurodollar Lending Office:

Deutsche Bank AG, Cayman Islands Branch
c/o Deutsche Bank AG, New York Branch
31 West 52nd Street
24th Floor
New York, New York  10019

                                                            Commitment
         Bank                      Commitments              Percentages

The Industrial Bank                 19,117,644              3.824%
  of Japan, Limited,
  New York Branch
245 Park Avenue
New York, New York 10167-0037
Attention:  Tomoya Aoki
Telecopy:  (212) 856-9450

Domestic Lending Office and
  Eurodollar Lending Office:

The Industrial Bank of Japan,
  Limited, New York Branch
245 Park Avenue
New York, New York 10167-0037

Banca Commerciale Italiana           7,352,940              1.471%
  New York Branch
One William Street
New York, New York 10004
Attention: Mimi Welch, AVP
Telecopy: (212) 809-2124

Domestic Lending Office and
  Eurodollar Lending Office:

Banca Commerciale Italiana
  New York Branch
One William Street
New York, New York 10004

Bank of America National           20,588,232               4.118%
  Trust and Savings Association
335 Madison Avenue #5727
5th Floor - Unit #5727
New York, New York 10017
Attention: Tom Somers, VP
Telecopy: (212) 503-7031

Domestic Lending Office and
  Eurodollar Lending Office:

Bank of America National Trust
  and Savings Association
1850 Gateway Boulevard
Concord, California  94520

                                                            Commitment
         Bank                       Commitments             Percentages

The Bank of New York                19,117,644              3.824%
One Wall Street
8th Floor
New York, New York 10286
Attention:  Kenneth P. Sneider, AVP
Telecopy: (212) 635-1480

Domestic Lending Office and
  Eurodollar Lending Office:

The Bank of New York
One Wall Street
8th Floor
New York, New York 10286

Banque Nationale de Paris           11,764,704              2.353%
499 Park Avenue
7th Floor
New York, New York 10022
Attention: Alex Jackson, AVP
Telecopy: (212) 418-8269

Domestic Lending Office and
  Eurodollar Lending Office:

Banque Nationale de Paris
499 Park Avenue
7th Floor
New York, New York 10022

LTCB Trust Company                  11,764,704              2.353%
165 Broadway
New York, New York 10006
Attention: Laura Buckley
Telecopy: (212) 608-2371

Domestic Lending Office and
  Eurodollar Lending Office:

LTCB Trust Company
165 Broadway
New York, New York 10006

PNC Bank, National Association     19,117,644               3.824%
335 Madison Avenue
10th Floor
New York, New York 10017
Attention: Mark Williams, VP
Telecopy: (212) 557-5461

                                                            Commitment
         Bank                      Commitments              Percentages

Domestic Lending Office and
  Eurodollar Lending Office:

PNC Bank, National Association
335 Madison Avenue
10th Floor
New York, New York  10017

Royal Bank of Canada                19,117,644              3.824%
Financial Square
New York, New York 10005
Attention: Alexander Birr
Telecopy: (212) 809-7468

Domestic Lending Office and
  Eurodollar Lending Office:

Royal Bank of Canada
Financial Square
New York, New York 10005

Societe Generale                   20,588,232               4.118%
New York Branch
50 Rockefeller Plaza
3rd Floor
New York, New York 10020
Attention: Gordon Eadon
Telecopy: (212) 581-8752

Domestic Lending Office and
  Eurodollar Lending Office:

Societe Generale
New York Branch
50 Rockefeller Plaza
3rd Floor
New York, New York 10020

J.P. Morgan Delaware               13,235,292               2.647%
902 Market Street
Wilmington, Delaware  19801
Attention:  Philip S. Detjens
Telecopy:  (302) 654-5336

                                                            Commitment
         Bank                      Commitments              Percentages

Domestic Lending Office and
  Eurodollar Lending Office:

J.P. Morgan Services, Inc.
500 Stanton-Christiana Road
Newark, Delaware  19713-2107
Attention:  Loan Department

Credit Lyonnais                     20,588,232              4.118%
  New York Branch
1301 Avenue of the Americas
18th Floor
New York, New York 10019
Attention: David Cawrse, VP
Telecopy:  (212) 459-3179

Domestic Lending Office:

Credit Lyonnais
  New York Branch
1301 Avenue of the Americas
18th Floor
New York, New York 10019

Eurodollar Lending Office:

Credit Lyonnais
  Cayman Island Branch
c/o Credit Lyonnais
  New York Branch
1301 Avenue of the Americas
18th Floor
New York, New York 10019

Mellon Bank, N.A.                  19,117,644               3.824%
3 Mellon Bank Center
Room # 153-2332
Pittsburgh, Pennsylvania 15258
Attention:  F. Lindsay, Loan Admin.
Telecopy:  (412) 236-2028

with a copy for credit purposes to:

Mellon Bank, N.A.
Mellon Financial Services
65 East 55th Street
15th Floor
New York, New York 10022-3219
Attention: David R. Evans,
           Vice President
Telecopy:  (212) 702-5269

                                                            Commitment
         Bank                      Commitments              Percentages

Domestic Lending Office and
  Eurodollar Lending Office:

Mellon Bank, N.A.
3 Mellon Bank Center
Room # 153-2332
Pittsburgh, Pennsylvania 15258

National City Bank                   8,823,528              1.765%
National City Center
10th Floor
1900 E. 9th Street
Cleveland, Ohio 44114
Attention:  Renold D. Thompson, Jr.,
            VP
Telecopy:  (216) 575-9396

Domestic Lending Office and
  Eurodollar Lending Office:

National City Bank
National City Center
10th Floor
1900 E. 9th Street
Cleveland, Ohio 44114

The Nippon Credit Bank, LTD.        11,764,704              2.353%
New York Branch
245 Park Avenue
30th Floor
New York, New York 10167
Attention:  Michael Monteleone
Telecopy:  (212) 490-3895

Domestic Lending Office and
  Eurodollar Lending Office:

The Nippon Credit Bank, LTD.
New York Branch
245 Park Avenue
30th Floor
New York, New York 10167

The Chase Manhattan Bank, N.A.     16,176,468               3.235%
One Chase Manhattan Plaza
5th Floor
New York, New York  10081
Attention:  Richard C. Smith
Telecopy:  (212) 552-1457

                                                            Commitment
         Bank                      Commitments              Percentages

Domestic Lending Office and
  Eurodollar Lending Office:

The Chase Manhattan Bank, N.A.
One Chase Manhattan Plaza
5th Floor
New York, New York  10081

The Fuji Bank, Limited             14,705,880               2.941%
  New York Branch
2 World Trade Center
79th Floor
New York, New York  10048
Attention:  Raymond Ventura
            Asst. Vice President
Telecopy:  (212) 912-0516

Domestic Lending Office and
  Eurodollar Lending Office:

The Fuji Bank, Limited
  New York Branch
2 World Trade Center
New York, New York  10048

The Sanwa Bank Limited             10,294,116               2.059%
55 East 52nd Street
24th Floor
New York, New York  10055
Attention:  Dominic Sorresso
Telecopy:  (212) 754-1304

Domestic Lending Office and
  Eurodollar Lending Office:

The Sanwa Bank Limited
55 East 52nd Street
24th Floor
New York, New York  10055

Sumitomo Bank, Limited             10,294,116               2.059%
  New York Branch
One World Trade Center
Suite 9651
New York, New York  10048
Attention:  Diana Hurtzig
Telecopy:  (212) 553-0118

                                                            Commitment
          Bank                           Commitments        Percentages

Domestic Lending Office and
  Eurodollar Lending Office:

Sumitomo Bank, Limited
  New York Branch
One World Trade Center
Suite 9651
New York, New York  10048

Wells Fargo Bank, N.A.             16,176,468               3.235%
Corporate Banking
420 Montgomery Street
MAC #0101-091
San Francisco, California  94163
Attention:  Kathleen Harrison
            Vice President
Telecopy:  (415) 421-1352

Domestic Lending Office:

Wells Fargo Bank, N.A.
Corporate Banking
420 Montgomery Street
MAC #0101-091
San Francisco, California  94163

Eurodollar Lending Office:

Wells Fargo Bank, N.A.
Corporate Banking
Attention:  Lupe Barajas
420 Montgomery Street
MAC #0101-091
San Francisco, California  94163

Bayerische Landesbank              10,294,116               2.059%
  Girozentrale
560 Lexington Avenue
22nd Floor
New York, New York  10022
Attention:  Joanne Cicino
Telecopy:  (212) 310-9868

Domestic Lending Office:

Bayerische Landesbank
  Girozentrale
560 Lexington Avenue
22nd Floor
New York, New York  10022

                                                            Commitment
         Bank                       Commitments             Percentages

Eurodollar Lending Office:

Bayerische Landesbank
  Girozentrale
Cayman Islands Branch
560 Lexington Avenue
22nd Floor
New York, New York  10022

Canadian Imperial Bank of          16,176,468               3.235%
  Commerce, (New York Agency)
425 Lexington Avenue
6th Floor
New York, New York  10017
Attention:  Brian E. O'Callahan
Telecopy:  (212) 856-3991

Domestic Lending Office and
  Eurodollar Lending Office:

Two Paces West
2727 Paces Ferry Road
Suite 1200
Atlanta, Georgia  30339

Credit Suisse                      14,705,880               2.941%
12 East 49th Street
44th Floor
New York, New York  10017
Attention:  Chris Horgan
Telecopy:  (212) 238-5439

Domestic Lending Office and
  Eurodollar Lending Office:

Credit Suisse
12 East 49th Street
44th Floor
New York, New York  10017

The Mitsubishi Bank, Limited       14,705,880               2.941%
  New York Branch
225 Liberty Street
Two World Financial Center
New York, New York  10281
Attention:  Mr. J. Bruce Meredith
            Senior Vice President
Telecopy:  (212) 667-2888

                                                            Commitment
         Bank                      Commitments              Percentages

Domestic Lending Office and
  Eurodollar Lending Office:

The Mitsubishi Bank, Limited
225 Liberty Street
Two World Financial Center
New York, New York  10281

The Bank of Nova Scotia             7,352,940               1.471%
One Liberty Plaza

 26th Floor
New York, New York  10006
Attention:  Dan Foote
Telecopy:  (212) 225-5090

Domestic Lending Office and
  Eurodollar Lending Office:

The Bank of Nova Scotia
One Liberty Plaza
26th Floor
New York, New York  10006

                               ____________             _______
                               $500,000,000             100.000%
                               ============             =======

                                                              SCHEDULE 3.1
                                                              TO 364-DAY
                                                              CREDIT AGREEMENT


                              CERTAIN LIABILITIES


1. Certain liabilities to be assumed and recorded in connection with the acquisition of Federal Systems.

                                                              SCHEDULE 3.13
                                                              TO 364-DAY
                                                              CREDIT AGREEMENT


                             CERTAIN SUBSIDIARIES


Be MI AG Olten
Cosmotech

Loral Federal Systems Company

IBM International Air Traffic Corporation*
International Business Machines Aerospace Systems
     Integration Corporation*
IBM Federal Sector Services Corporation*


*    To be acquired as part of the acquisition of Federal Systems.

                                                  SCHEDULE 6.4
                                                  TO 364-DAY
                                                  CREDIT AGREEMENT


                       EXISTING CONTRACTUAL OBLIGATIONS


     1. Sections 2.07 and 2.08, and any other provisions as they relate to Contractual Obligations, of that certain Stockholders Agreement dated as of November 13, 1992 by and among Loral Aerospace Holdings, inc., a Delaware corporation, Loral Aerospace Corp., a Delaware corporation, Loral Corporation, a New York corporation, Shearson Lehman Brothers Capital Partners II, L.P., Lehman Brothers Merchant Banking Portfolio Partnership L.P., Lehman Brothers Offshore Investment Partnership L.P. and Lehman Brothers Offshore Investment Partnership-Japan, L.P.

                                                              SCHEDULE 6.6
                                                              TO 364-DAY
                                                              CREDIT AGREEMENT


                      LORAL CORPORATION AND SUBSIDIARIES

                  Certain Investments as of December 31, 1993
                                    ($,000)



Lermer Packaging, Inc. Preferred Stock,
     plus accrued dividends                                           $  5,382

Program Investment in Aircraft Braking
     Systems Corporation                                                 3,200

K & F Industries, Inc. 14.75% Convertible
     Debentures, plus accrued interest                                  59,220

Notes Receivable-Various                                                 3,904

Investment in and long-term advances to
     Space Systems/Loral, Inc., at cost                                137,364

Investment in Consolidated Subsidiaries
     Mikrodalga Electronik Sistember Sanayi
     Ve Tacaret Anonim Sirketi (50.67%)                                  5,000
     Loral Qualcomm Satellite Services, Inc.                            10,234

                                                              EXHIBIT A
                                                              TO 364-DAY
                                                              CREDIT AGREEMENT


                                [FORM OF NOTE]

                                     NOTE

PRINCIPAL AMOUNT:

                 [PRINCIPAL AMOUNT]     New York, New York
                 ($            )        February 23, 1994

BANK:            [NAME OF BANK]

     FOR VALUE RECEIVED, LORAL CORPORATION, a New York corporation (the "Company"), hereby unconditionally promises to pay to the order of the Bank stated above (the "Bank") at the office of Chemical Bank located at 270 Park
Avenue, New York, New York 10017, on February    , 1995, in lawful money of
the United States of America and in immediately available funds, the principal amount of the lesser of (a) the principal amount stated above, and (b) the aggregate unpaid principal amount of all Loans made by the Bank to the Company pursuant to Section 2.1(a) of the 364-Day Revolving Credit Agreement, dated as of February 23, 1994, among the Company, the Bank, the other financial institutions parties thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, Chemical Bank, as Administrative Agent, and Barclays Bank PLC and Continental Bank, N.A., as Agents (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"; terms defined therein being used herein as therein defined unless otherwise defined herein). The Company further agrees to pay interest in like money at such office on the unpaid principal amount hereof and, to the extent permitted by applicable law, overdue accrued interest in respect thereof, from time to time from the date hereof until such amount is paid in full (whether at the stated maturity, by acceleration or otherwise) at the rates, for the periods and on the dates specified in Section 2.9 of the Credit Agreement.

          The holder of this Note is authorized to endorse the date, Type and amount of each Loan made pursuant to Section 2.1(a) of the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each repayment of principal thereof and, in the case of each Eurodollar Loan and C/D Rate Loan, the length of the Interest Period with respect thereto, on Schedules A, B and C annexed to, and constituting a part of, this Note, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure to record, or the improper recording of, any such information shall not affect the obligations of the Company under this Note.

          This Note is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and is subject to prepayment in whole or in part as provided therein.

          Upon the occurrence of any one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided therein.

          All parties now or hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

          THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

                              LORAL CORPORATION


                              By:
                                 Title:

                                                         Schedule A to 364-Day
                                                         Revolving Credit Note

                                BASE RATE LOANS
                       AND REPAYMENTS OF BASE RATE LOANS





                           Amount Converted  Amount of       Amount Converted  Amount Converted  Unpaid Principal
          Amount of Base   to Base Rate      Principal       to Eurodollar     to C/D Rate       Balance of Base     Notation Made
 Date     Rate Loans       Loans             Repaid          Loans             Loans             Rate Loans          By

















                                                           Schedule B to 364-Day
                                                           Revolving Credit Note

                                EURODOLLAR LOANS
                       AND REPAYMENTS OF EURODOLLAR LOANS





                                       Interest
                                       Period and                                                     Unpaid
                       Amount          Eurodollar                     Amount          Amount          Principal
         Amount of     Converted to    Rate with       Amount of      Converted to    Converted to    Balance of
         Euro-dollar   Eurodollar      Respect         Principal      Base Rate       C/D Rate        Eurodollar      Notation
 Date    Loans         Loans           Thereto         Repaid         Loans           Loans           Loans           Made By


















                                                           Schedule C to 364-Day
                                                           Revolving Credit Note

                                 C/D RATE LOANS
                        AND REPAYMENTS OF C/D RATE LOANS





                                        Interest                                                       Unpaid
                                        Period and C/D                 Amount           Amount         Principal
                        Amount          Rate with        Amount of     Converted to     Converted to   Balance of
         Amount of C/D  Converted to    Respect          Principal     Base Rate        Eurodollar     C/D Rate       Notation
 Date    Rate Loans     C/D Rate Loans  Thereto          Repaid        Loans            Loans          Loans          Made By

















                                                                EXHIBIT B-1
                                                                TO 364-DAY
                                                                CREDIT AGREEMENT


                  [FORM OF OPINION OF WILLKIE FARR & GALLAGHER]



February 23, 1994


To the Banks listed on Schedule I
   hereto and to the Agents
   referred to below

Dear Sirs:

          We have acted as counsel to Loral Corporation (the "Company") in connection with the preparation, negotiation, execution and delivery of the following documents:

          (a) the 364-Day Revolving Credit Agreement dated as of February 23, 1994 (the "Credit Agreement") among the Company, the banks from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as documentation agent for the Banks (the "Documentation Agent"), Chemical Bank, as administrative agent for the Banks (the "Administrative Agent"), and Barclays Bank PLC and Continental Bank, N.A., as agents for the Banks (along with the Administrative Agent and the Documentation Agent, the "Agents"); and

          (b)  the Notes of the Company, dated the date hereof (the "Notes").

          This opinion is furnished to you pursuant to Section 4.1(b) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

          In connection with this opinion, we have made such examinations of law and inquiries of officers of the Company and have examined certificates of public officials, execution copies of the Credit Agreement and the Notes and such corporate documents and records of the Company and certificates of public officials and officers of the Company, and such other documents, as we have deemed necessary or appropriate for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. As to various questions of fact material to this opinion, we have relied upon the certifications, representations and warranties of officers and representatives of the Company and upon the representations and warranties of the Company set forth in the Credit Agreement.

          As used herein, "Indentures" is the collective reference to the 9-1/8% Indenture, the 7% Indenture and the 8-3/8% Indenture.

      A.   Based upon and subject to the foregoing, we are of the opinion that:

          1. The Company (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to own and operate its property and to conduct its business in the manner in which it is currently conducted, and (c) is duly qualified as a foreign corporation and in good standing under the laws of New York, Arizona, California, Washington, D.C., Florida, Maryland, Ohio and Virginia.

          2. The Company has the corporate power and authority to execute, make and deliver the Credit Agreement and the Notes and to borrow and perform its obligations under the Credit Agreement and Notes. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement and the Notes and the borrowings contemplated by the Credit Agreement. No consent or authorization of, or filing with, any person pursuant to the Indentures or any Governmental Authority, is required by the Company or any Subsidiary in connection with the execution, delivery and performance, validity or enforceability of the Credit Agreement and the Notes and the borrowings contemplated by the Credit Agreement except for filings which are contemplated by the Credit Agreement, and filings of UCC financing statements, if any, necessary in connection with the cash collateralization contemplated by Section 2.6 of the Credit Agreement.

          3. The Credit Agreement and Notes have been duly authorized, executed and delivered by the Company. Each of the Credit Agreement and the Notes constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as provided in paragraph B hereof (other than paragraph B(3)) and except that we express no opinion as to the enforceability of the last sentence of Section 9.7(a) or
Section 9.7(b), to the extent that it purports to grant to any Bank set-off rights with respect to any amounts owed by the Company under the Credit Agreement or the Notes to any other Bank, and no opinion is expressed as to the enforceability of Section 2.9(d) to the extent it purports to specify the rate of interest payable after judgment, or as to any indemnity provision which includes indemnities for environmental matters to the extent the same conflicts with Section 107(e) of

CERCLA or any comparable provision of laws of the State of New York.

          4. Subject to the qualifications set forth in this paragraph, the execution, delivery and performance by the Company of the Credit Agreement and the Notes and the borrowings contemplated by the Credit Agreement will not violate the restated certificate of incorporation or bylaws of the Company, any law, rule or regulation of the State of New York or the United States of America or the General Corporation Law of the State of Delaware or any judgment, decree or order known to us of any court or governmental or regulatory authority (each of which is an "Order of Law") or any provision of the Indentures and will not result in the creation or imposition of any Lien on any of the properties or revenues of the Company pursuant to any such Order of Law or any provision of the Indentures. We express no opinion, however, as to any law, rule or regulation (i) the existence or absence of which does not have any material adverse effect on the Agents or the Banks and does not deprive the Agents or the Banks of any material benefit under the Credit Agreement and the Notes, (ii) which violation or Lien can be readily cured without significant delay or expense to the Agents or the Banks, without loss to the Agents or the Banks of any material benefit under the Credit Agreement and the Notes, and without any material adverse effect on the Agents or the Banks during the period of such violation or Lien, or (iii) any violation of law, rule or regulation which results from the status of the Agents or the Banks or facts relating specifically to the Agents or the Banks.

          5. To the best of our knowledge, except as may be described in the Credit Agreement or in the Company's Form 10-K for the year ended March 31, 1993, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against the Company or any Subsidiary or against any of their respective properties or revenues (a) with respect to the Credit Agreement and the Notes, or the performance by the Company of its obligations thereunder, or (b) which, we have been advised by the officers of the Company, could reasonably be expected to have a material adverse effect on the business, property or financial condition of the Company and its Subsidiaries taken as a whole.

          6. The Company is not an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

     B. The opinions expressed herein, however, are subject to the following:

          1. We are members of the Bar of the State of New York and do not purport to be experts in the laws of jurisdictions other than the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America and we do not express any opinion as to the laws of any jurisdiction other than the present laws of the State of New York, the General Corporation Law of the State of Delaware and federal laws of the United States, in each case of the type typically applicable to transactions of the type contemplated by the Credit Agreement and the Notes, and the present judicial interpretations thereof and to the facts as they presently exist.

          2. The opinions set forth in Paragraph A, insofar as they relate to the enforceability of the Credit Agreement and the Notes, are subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting or limiting the enforcement of creditors' rights generally and to equitable principles affecting the availability of equitable relief (regardless of whether enforcement is considered in a proceeding in equity or at law), including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing. Such principles of equity are of general application, and in applying such principles, a court, among other things, might not allow a creditor to accelerate the maturity of a debt for an immaterial default. Such principles applied by a court might include a requirement that a creditor act with reasonableness and good faith. Such requirement might be applied, for example, to any provision of the Credit Agreement and the Notes purporting to authorize conclusive determinations by any Bank or any Agent. Insofar as provisions contained in the Credit Agreement provide for indemnification, the enforcement thereof may be limited by public policy considerations.

          3. We have made no independent investigations except as specifically set forth herein.

          4. We express no opinion as to the effect of the law of any jurisdiction other than the State of New York wherein any Bank or any Agent (or any assignee of any of the rights and/or obligations of any Bank or any Agent under the Credit Agreement and the Notes) may be located or wherein enforcement of the Credit Agreement and the Notes may be sought which limits the rates of interest legally chargeable or collectible.

          5. We express no opinion as to (i) whether a Federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Credit Agreement and the Notes, (ii) sections of the Credit Agreement insofar as such sections relate to the subject matter jurisdiction of the courts specified therein to adjudicate any controversy related to such Credit Agreement and the Notes, (iii) sections of the Credit Agreement insofar as such sections relate to the waiver of trial by jury or (iv) the waiver of defenses and the waiver of objection to venue set forth in the Credit Agreement with respect to proceedings in the courts specified therein.

          6. We have assumed that all parties other than the Company have duly authorized, executed and delivered the Credit Agreement.

          7. We have assumed that you, as well as all other parties other than the Company, have all requisite corporate power and authority and have taken all necessary action to consummate the transactions contemplated by the Credit Agreement.

          8. This opinion has been issued solely for the benefit of the Agents and the Banks and no one else has the right to rely upon it. We further advise you that we are not assuming any obligation to notify the Agents or the Banks of any changes in this opinion as a result of any facts that may come to our attention in the future which may cause a change in this opinion.

          9. This opinion is limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

                                   Very truly yours,

                                   WILLKIE FARR & GALLAGHER



                                   By:
                                      A Member of the Firm

                                                                EXHIBIT B-2
                                                                TO 364-DAY
                                                                CREDIT AGREEMENT


                      [FORM OF OPINION OF GENERAL COUNSEL]


                                        February 23, 1994



To the Banks listed on Schedule I
   hereto and to the Agents
   referred to below

Dear Sirs:

          I am Vice President, Assistant Secretary and General Counsel of Loral Corporation (the "Company") and have acted as such in connection with the preparation, negotiation, execution and delivery of the following documents:

          (a) the 364-Day Revolving Credit Agreement dated as of February 23, 1994 (the "Credit Agreement") among the Company, the banks from time to time party thereto (the "Banks"), Morgan Guaranty Trust Company of New York, as documentation agent for the Banks (the "Documentation Agent"), Chemical Bank, as administrative agent for the Banks (the "Administrative Agent"), and Barclays Bank PLC and Continental Bank, N.A., as agents for the Banks (along with the Administrative Agent and the Documentation Agent, the "Agents"); and

          (b)  the Notes of the Company, dated the date hereof (the "Notes").

          This opinion is furnished to you pursuant to Section 4.1(b) of the Credit Agreement. Terms used herein which are defined in the Credit Agreement shall have the respective meanings set forth in the Credit Agreement, unless otherwise defined herein.

          In connection with this opinion, I have made such examinations of law and have examined executed copies of the Credit Agreement and the Notes and such corporate documents and records of the Company and its Subsidiaries and certificates of public officials and officers of the Company and its Subsidiaries, and such other documents, as I have deemed necessary or appropriate for the purposes of this opinion. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all documents submitted to me as certified, conformed or photostatic copies. As to various questions of fact material to this opinion, I have relied upon certifications of officers and representatives of the Company and upon the representations of the Company set forth in the Credit Agreement.

          A. Based upon and subject to the foregoing, I am of the opinion that:




          1. Each of the Company and each Subsidiary (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) has the corporate power and authority to own and operate its property and to conduct its business in the manner in which it proposes to do so, and (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership of property or the conduct or proposed conduct of its business requires such qualification, except to the extent that the failure to so qualify could not reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of the Company.

          2. The Company has the corporate power and authority to execute, make and deliver the Credit Agreement and the Notes and to borrow and perform its obligations under the Credit Agreement and Notes. The Company has taken all necessary corporate action to authorize the execution, delivery and performance of the Credit Agreement and the Notes and the borrowings contemplated by the Credit Agreement.

          3. The Credit Agreement and Notes have been duly authorized, executed and delivered by the Company. Each of the Credit Agreement and the Notes constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as provided in paragraph B hereof and except that I express no opinion as to the enforceability of the last sentence of Section 9.7(a) or
     Section 9.7(b), to the extent that it purports to grant to any Bank set-off rights with respect to any amounts owed by the Company under the Credit Agreement or the Notes to any other Bank, and no opinion is expressed as to the enforceability of Section 2.9(d) to the extent it purports to specify the rate of interest payable after judgment, or as to any indemnity provision which includes indemnities for environmental matters to the extent the same conflicts with Section 107(e) of CERCLA or any comparable provision of laws of the State of New York.

          4. No consent or authorization of, or filing with, any Governmental Authority or any other Person is required by the Company or any of its Subsidiaries in connection with the execution, delivery and performance, validity or enforceability of the Credit Agreement and the Notes and the borrowings contemplated by the Credit Agreement, except for filings which are contemplated by the Credit Agreement, and filings of UCC financing statements, if any, necessary in connection with the cash collateralization contemplated by Section 2.6 of the Credit Agreement. I express no opinion, however, as to any such consent, authorization, filing or act (i) the existence or absence of which does not have any material adverse effect on the Agents or the Banks and does not deprive the Agents or the Banks of any material benefit under the Credit Agreement and the Notes or (ii) which can be readily cured or obtained without significant delay or expense to the Agents or the Banks, without loss to the Agents or the Banks of any material benefit under the Credit Agreement and the Notes and without any material adverse effect on the Agents or the Banks during the period in which such consent, authorization, filing or act was not obtained or effected.

          5. Subject to the qualifications set forth in this paragraph, the execution, delivery and performance by the Company of the Credit Agreement and the Notes and the borrowings contemplated by the Credit Agreement will not violate the certificate of incorporation, bylaws or other organizational documents of the Company or any Subsidiary, any law, rule or regulation of the State of New York or the United States of America or the General Corporation Law of the State of Delaware or any judgment, decree or order known to me of any court or governmental or regulatory authority (each of which is an "Order of Law") or any Contractual Obligation of the
      Company or its Subsidiaries, and will not result in the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any such Order of Law or Contractual Obligation. I express no opinion, however, as to any law, rule or regulation (i) the existence or absence of which does not have any material adverse effect on the Agents or the Banks and does not deprive the Agents or the Banks of any material benefit under the Credit Agreement and the Notes, (ii) which violation or Lien can be readily cured without significant delay or expense to the Agents or the Banks, without loss to the Agents or the Banks of any material benefit under the Credit Agreement and the Notes and without any material adverse effect on the Agents or the Banks during the period of such violation or Lien, or (iii) any violation of law, rule or regulation which results from the Agents' or the Banks' status or facts relating specifically to the Agents or the Banks.

          6. To the best of my knowledge, except as may be described in the Credit Agreement or in the Company's Form 10-K for the year ended March 31, 1993, no litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or threatened by or against the Company or any Subsidiary or against any of its respective properties or revenues (a) with respect to the Credit Agreement and the Notes, or the performance by the Company of its obligations thereunder, or (b) which could reasonably be expected to have a material adverse effect on the business, property or financial condition of the Company and its Subsidiaries taken as a whole.

          B. The opinions expressed herein, however, are subject to the following:

          1. I am a member of the Bar of the District of Columbia and do not purport to be an expert in the laws of jurisdictions other than the District of Columbia, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America and I do not express any opinion as to the laws of any jurisdiction other than the present laws of the District of Columbia, the State of New York (subject to the qualification stated below), the General Corporation Law of the State of Delaware and federal laws of the United States, in each case of the type typically applicable to transactions of the type contemplated by the Credit Agreement and the Notes, and the present judicial interpretations thereof and to the facts as they presently exist. I am not admitted to the Bar of the State of New York. As to any opinion as to the laws of the State of New York, I have relied solely on the opinion dated today, a copy of which is being delivered to you, of Michael B. Targoff, Esq., Senior Vice President, Secretary and former General Counsel of the Company.

          2. The opinions set forth in Paragraph A, insofar as they relate to the enforceability of the Credit Agreement and the Notes, are subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting or limiting the enforcement of creditors' rights generally and to equitable principles affecting the availability of equitable relief (regardless of whether enforcement is considered in a proceeding in equity or at law), including principles of commercial reasonableness or conscionability and an implied covenant of good faith and fair dealing. Such principles of equity are of general application, and in applying such principles, a court, among other things, might not allow a creditor to accelerate the maturity of a debt for an immaterial default. Such principles applied by a court might include a requirement that a creditor act with reasonableness and good faith. Such requirement might be applied, for example, to any provision of the Credit Agreement and the Notes purporting to authorize conclusive determinations by any Bank or any Agent. Insofar as provisions contained in the Credit Agreement provide for indemnification, the enforcement thereof may be limited by public policy considerations.

          3. I express no opinion as to the effect of the law of any jurisdiction other than the State of New York wherein any Bank or any Agent (or any assignee of any of the rights and/or obligations of any Bank or any Agent under the Credit Agreement and the Notes) may be located or wherein enforcement of the Credit Agreement and the Notes may be sought which limits the rates of interest legally chargeable or collectible.

          4. I express no opinion as to (i) whether a Federal or state court outside of the State of New York would give effect to the choice of New York law provided for in the Credit Agreement and the Notes, (ii) sections of the Credit Agreement and the Notes insofar as such sections relate to the subject matter jurisdiction of the courts specified therein to adjudicate any controversy related to such Credit Agreement and the Notes,
     (iii) sections of the Credit Agreement insofar as such sections relate to the waiver of trial by jury or (iv) the waiver of defenses and the waiver of objection to venue set forth in the Credit Agreement with respect to proceedings in the courts specified therein.

          5. I have assumed that all parties other than the Company have duly authorized, executed and delivered the Credit Agreement.

          6. I have assumed that you, as well as all other parties other than the Company, have all requisite corporate power and authority and have taken all necessary action to consummate the transactions contemplated by the Credit Agreement.

          7. This opinion is limited to matters expressly set forth herein and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

          This opinion has been issued solely for the benefit of the Agents and the Banks and no one else has the right to rely upon it. I further advise you that I am not assuming any obligation to notify the Agents or the Banks of any changes in this opinion as a result of any facts that may come to my attention in the future which may cause a change in this opinion.

                                        Very truly yours,



                                        Eric J. Zahler
                                        General Counsel

                                                 EXHIBIT C
                                                 TO 364-DAY
                                                 CREDIT AGREEMENT



                          [FORM OF CLOSING CERTIFICATE]


                               CLOSING CERTIFICATE


          Pursuant to Section 4.1(c) of the 364-Day Revolving Credit Agreement (the "Credit Agreement"; capitalized terms are used herein as therein defined) dated as of February 23, 1994 among Loral Corporation, a New York corporation (the "Company"), the Banks parties thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, Chemical Bank, as Administrative Agent, and Barclays Bank PLC and Continental Bank, N.A., as Agents, the undersigned Nicholas C. Moren, Vice President and Treasurer of the Company, hereby certifies as follows:

          1. The representations and warranties set forth in Section 3 of the Credit Agreement or which are contained in any certificate, document or financial or other statement furnished pursuant to or in connection with the Credit Agreement are true and correct on and as of the date hereof with the same effect as if made on the date hereof;

          2. Immediately prior to and immediately after the making of the Loans requested to be made on the date hereof, no Default or Event of Default will have occurred under the Credit Agreement; and

          3. Eric J. Zahler is and at all times since July 28, 1992 has been the duly elected and qualified Vice President, General Counsel and Assistant Secretary of the Company and the signature set forth on the signature line of such officer below is such officer's true and genuine signature; and the undersigned Assistant Secretary of the Company hereby certifies as follows:

          (a) There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Company, nor has any other event occurred affecting or threatening the corporate existence of the Company;

          (b) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York;

          (c) Attached hereto as Exhibit A is a true and complete copy of resolutions duly adopted by the Board of Directors of the Company on January 25, 1994; such resolutions have not in any way been rescinded or modified and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; such resolutions are the only corporate proceedings of the Company now in force relating to or affecting the matters referred to therein; attached hereto as Exhibit B is a true and complete copy of the By-laws of the Company as in effect on the date such corporate resolutions were adopted through the date hereof; and attached hereto as Exhibit C is a true and complete copy of the Amended and Restated Certificate of Incorporation of the Company as in effect on the date such corporate resolutions were adopted through the date hereof; and

          (d) The persons listed on Schedule I hereto are now duly elected and qualified officers of the Company, holding the offices indicated next to their respective names, and such officers have held such offices with the Company at all times since November 10, 1992 to and including the date hereof, and the signatures appearing opposite their respective names are copies of the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Company the Credit Agreement and the Notes of the Company to be issued pursuant thereto.


          IN WITNESS WHEREOF, the undersigned have hereunto set

our names.



Title:  Vice President                  Title:  Vice President,
          Treasurer                               General Counsel
                                                  and Assistant
                                                  Secretary

Date:  February 23, 1994

                                                 EXHIBIT D
                                                 TO 364-DAY
                                              CREDIT AGREEMENT




                    [FORM OF COMMITMENT TRANSFER SUPPLEMENT]


                         COMMITMENT TRANSFER SUPPLEMENT


          COMMITMENT TRANSFER SUPPLEMENT, dated as of the date set forth in Item 1 of Schedule I hereto, among the Transferor Bank set forth in Item 2 of
Schedule I hereto (the "Transferor Bank"), each Purchasing Bank set forth in
Item 3 of Schedule I hereto (each, a "Purchasing Bank"), and CHEMICAL BANK, as administrative agent for the Banks under the Credit Agreement described below (in such capacity, the "Administrative Agent").


                              W I T N E S S E T H :


          WHEREAS, this Commitment Transfer Supplement is being executed and delivered in accordance with subsection 9.6(c) of the 364-Day Revolving Credit Agreement, dated as of February 23, 1994, among Loral Corporation, a New York corporation (the "Company"), the Transferor Bank, the other Banks party thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent thereunder, the Administrative Agent, and Barclays Bank PLC and Continental Bank, N.A., as Agents thereunder (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the "Credit Agreement"; terms defined therein being used herein as therein defined);

          WHEREAS, each Purchasing Bank (if it is not already a Bank party to the Credit Agreement) wishes to become a Bank party to the Credit Agreement; and

          WHEREAS, the Transferor Bank is selling and assigning to each Purchasing Bank, rights, obligations and commitments under the Credit Agreement;

          NOW, THEREFORE, the parties hereto hereby agree as follows:

           1. Upon receipt by the Administrative Agent of five counterparts of this Commitment Transfer Supplement, to each of which is attached a fully completed Schedule I and Schedule II, and each of which has been executed by the Transferor Bank and each Purchasing Bank (and any other Person required by the Credit Agreement to execute this Commitment Transfer Supplement), the Administrative Agent will transmit to the Company, the Transferor

Bank and each Purchasing Bank a Transfer Effective Notice, substantially in the form of Schedule III to this Commitment Transfer Supplement (a "Transfer Effective Notice"). Such Transfer Effective Notice shall set forth, inter alia, the date on which the transfer effected by this Commitment Transfer Supplement shall become effective (the "Transfer Effective Date"), which date shall be the fifth Business Day following the date of such Transfer Effective Notice unless a shorter period is agreed to by the Administrative Agent. From and after the Transfer Effective Date each Purchasing Bank shall be a Bank party to the Credit Agreement for all purposes thereof.

           2. At or before 12:00 Noon, local time of the Transferor Bank, on the Transfer Effective Date, each Purchasing Bank shall pay to the Transferor Bank, in immediately available funds, an amount equal to the purchase price, as agreed between the Transferor Bank and such Purchasing Bank (the "Purchase Price"), of the portion being purchased by such Purchasing Bank (such Purchasing Bank's "Purchased Percentage") of the outstanding Loans and other amounts owing to the Transferor Bank under the Credit Agreement and the Notes. Effective upon receipt by the Transferor Bank of the Purchase Price from a Purchasing Bank, the Transferor Bank hereby irrevocably sells, assigns and transfers to such Purchasing Bank, without recourse, representation or warranty, and each Purchasing Bank hereby irrevocably purchases, takes and assumes from the Transferor Bank, such Purchasing Bank's Purchased Percentage of the Commitments and the presently outstanding Loans and other amounts owing to the Transferor Bank under the Credit Agreement and the Notes together with all instruments, documents and collateral security pertaining thereto.

          3. The Transferor Bank has made arrangements with each Purchasing Bank with respect to (i) the portion, if any, to be paid, and the date or dates for payment, by the Transferor Bank to such Purchasing Bank of any fees heretofore received by the Transferor Bank pursuant to the Credit Agreement prior to the Transfer Effective Date and (ii) the portion, if any, to be paid, and the date or dates for payment, by such Purchasing Bank to the Transferor Bank of fees or interest received by such Purchasing Bank pursuant to the Credit Agreement from and after the Transfer Effective Date.

           4. (a) All principal payments that would otherwise be payable from and after the Transfer Effective Date to or for the account of the Transferor Bank pursuant to the Credit Agreement and its Note shall, instead, be payable to or for the account of the Transferor Bank and the Purchasing Banks, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement.

          (b) All interest, fees and other amounts that would otherwise accrue for the account of the Transferor Bank from and after the Transfer Effective Date pursuant to the Credit

Agreement and its Note shall, instead, accrue for the account of, and be payable to, the Transferor Bank and the Purchasing Banks, as the case may be, in accordance with their respective interests as reflected in this Commitment Transfer Supplement. In the event that any amount of interest, fees or other amounts accruing prior to the Transfer Effective Date was included in the Purchase Price paid by any Purchasing Bank, the Transferor Bank and each Purchasing Bank will make appropriate arrangements for payment by the Transferor Bank to such Purchasing Bank of such amount upon receipt thereof from the Company.

           5. On or prior to the Transfer Effective Date, the Transferor Bank will deliver to the Administrative Agent its Note. On or prior to the Transfer Effective Date, the Company will deliver to the Administrative Agent Notes for each Purchasing Bank and the Transferor Bank, in each case in principal amounts reflecting, in accordance with the Credit Agreement, their Commitments (as adjusted pursuant to this Commitment Transfer Supplement). As provided in subsection 9.6(c) of the Credit Agreement, each such new Note shall be dated the Closing Date. Promptly after the Transfer Effective Date, the Administrative Agent will send to each of the Transferor Bank and the Purchasing Banks its new Note, along with a schedule setting forth the amounts of Loans outstanding for the Transferor Bank and each Purchasing Bank, and will send to the Company the superseded Note of the Transferor Bank, marked "Cancelled".

           6. Concurrently with the execution and delivery hereof, the Transferor Bank will provide to each Purchasing Bank (if it is not already a Bank party to the Credit Agreement) conformed copies of all documents delivered to such Transferor Bank on the Closing Date in satisfaction of the conditions precedent set forth in the Credit Agreement.

           7. Each of the parties to this Commitment Transfer Supplement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Commitment Transfer Supplement.

           8. By executing and delivering this Commitment Transfer Supplement, the Transferor Bank and each Purchasing Bank confirm to and agree with each other and the Administrative Agent and the Banks as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, the Transferor Bank makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, the Notes or any other instrument or document furnished pursuant thereto; (ii) the Transferor Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company or the performance or observance by the Company of any of its obligations under the Credit Agreement, the Notes or any other instrument or document furnished pursuant hereto; (iii) each Purchasing Bank confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements referred to in subsection 3.1, the financial statements delivered pursuant to subsection 5.1, if any, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment Transfer Supplement; (iv) each Purchasing Bank will, independently and without reliance upon the Administrative Agent, the Transferor Bank or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (v) each Purchasing Bank appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, all in accordance with Section 8 of the Credit Agreement; and (vi) each Purchasing Bank agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank.

          9. Each party hereto represents and warrants to and agrees with the Administrative Agent that it is aware of and will comply with the provision of subsection 9.6(g) of the Credit Agreement.

          10. Schedule II hereto sets forth the revised Commitments and Commitment Percentages of the Transferor Bank and each Purchasing Bank as well as administrative information with respect to each Purchasing Bank.

           11. THIS COMMITMENT TRANSFER SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.


          IN WITNESS WHEREOF, the parties hereto have caused this Commitment Transfer Supplement to be executed by their respective duly authorized officers on Schedule I hereto as of the date set forth in Item 1 of Schedule I hereto.

                                                       SCHEDULE I
                                                       TO
                                                       COMMITMENT
                                                       TRANSFER
                                                       SUPPLEMENT


                          COMPLETION OF INFORMATION AND
                            SIGNATURES FOR COMMITMENT
                               TRANSFER SUPPLEMENT


          Re:  364-Day Revolving Credit Agreement, dated as of
               February 23, 1994, with Loral Corporation.


Item 1   (Date of Commitment  [Insert date of Commitment
            Transfer Supplement):  Transfer Supplement]

Item 2   (Transferor Bank):   [Insert name of Transferor
                                   Bank]

Item 3   (Purchasing Bank[s]):     [Insert name[s] of
                                   Purchasing Bank[s]]

Item 4   (Signatures of Parties
            to Commitment Transfer
            Supplement):


                    , as
  Transferor Bank


By
  Title:


                    , as a
  Purchasing Bank


By
  Title:


                    , as a
  Purchasing Bank


By
  Title:

CONSENTED TO AND ACKNOWLEDGED:

LORAL CORPORATION


By
  Title:



CHEMICAL BANK, as
 Administrative Agent


By
  Title:


[Consents Required only when
Purchasing Bank is not already
a Bank or Affiliate thereof]


ACCEPTED FOR RECORDATION
  IN REGISTER:

CHEMICAL BANK, as
 Administrative Agent


By
  Title:

                                                  SCHEDULE II
                                                  TO COMMITMENT
                                                  TRANSFER
                                                  SUPPLEMENT




                       LIST OF LENDING OFFICES, ADDRESSES
                       FOR NOTICES AND COMMITMENT AMOUNTS



[Name of Transferor
  Bank]                  Revised Commitment Amounts:    $



                         Revised Commitment Percentage:



[Name of Purchasing
  Bank]                  New Commitment Amounts:        $

Address for Notices:
                         New Commitment Percentage:

[Address]
Attention:
Telex:
Answerback:
Telephone:
Telecopier:


Eurodollar Lending Office:






Domestic Lending Office:

                                                  SCHEDULE III
                                                  TO COMMITMENT
                                                  TRANSFER
                                                  SUPPLEMENT



                       [Form of Transfer Effective Notice]



To: Loral Corporation, [Transferor Bank and each Purchasing Bank]


          The undersigned, as Administrative Agent under the 364-Day Revolving Credit Agreement, dated as of February 23, 1994, among Loral Corporation (the "Company"), the Banks parties thereto, Morgan Guaranty Trust Company of New York, as Documentation Agent, Chemical Bank, as Administrative Agent, and Barclays Bank PLC and Continental Bank, N.A., as Agents, acknowledges receipt of five executed counterparts of a completed Commitment Transfer Supplement, as described in Schedule I hereto. [Note: attach copy of Schedule I from Commitment Transfer Supplement.] Terms defined in such Commitment Transfer Supplement are used herein as therein defined.

          1.  Pursuant to such Commitment Transfer Supplement, you are advised
that the Transfer Effective Date will be            [Insert fifth business day
following date of Transfer Effective Notice or such shorter period, if any, as is agreed to by the Administrative Agent]

          2. Pursuant to such Commitment Transfer Supplement, the Transferor Bank is required to deliver to the Administrative Agent on or before the Transfer Effective Date its Note.

          3. Pursuant to such Commitment Transfer Supplement, the Company is required to deliver to the Administrative Agent on or before the Transfer
Effective Date the following Notes, each dated                 [Insert Closing
Date]

          [Describe each new Note for Transferor Bank and Purchasing Bank as to principal amount and payee.]

          4. Pursuant to such Commitment Transfer Supplement each Purchasing Bank is required to pay its Purchase Price to the Transferor Bank at or before 12:00 Noon on the Transfer Effective Date in immediately available funds.

                                   Very truly yours,

                                   CHEMICAL BANK, as
                                     Administrative Agent


                                   By
                                      Title: